Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Knoll, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Fax 215 679-1013

March 25, 2011

Dear Stockholder:

        We cordially invite you to attend our 2011 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Thursday, May 5, 2011 at our offices located at 76 Ninth Avenue, 11th Floor, New York, New York 10011. The attached notice of Annual Meeting and proxy statement describe the business we will conduct at the meeting and provide information about Knoll, Inc. that you should consider when you vote your shares.

        When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed prepaid envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your cooperation.

Sincerely,

Andrew B. Cogan
 Chief Executive Officer

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Fax 215 679-1013

KNOLL, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Knoll, Inc.:

TIME: 9:00 a.m. (local time)

DATE: Thursday, May 5, 2011

PLACE: Knoll, Inc., 76 Ninth Avenue, 11th Floor, New York, New York 10011

PURPOSES:

  1.
  To elect three (3) directors named in the proxy statement for a term ending at the 2014 Annual Meeting of Stockholders.

  2.
  To ratify the audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

  3.
  To hold an advisory vote on executive compensation.

  4.
  To hold an advisory vote on the frequency of the advisory vote on executive compensation.

  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

WHO MAY VOTE:

        You are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof if you were the record owner of Knoll, Inc. common stock at the close of business on March 15, 2011. A list of stockholders of record will be available at the meeting and during regular business hours for the 10 days prior to the meeting at our offices at 76 Ninth Avenue, 11th Floor, New York, New York 10011. A stockholder may examine the list for any legally valid purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael A. Pollner
 Vice President, General Counsel and Secretary

March 25, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on May 5, 2011
The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL

KNOLL, INC.
1235 WATER STREET
EAST GREENVILLE, PENNSYLVANIA 18041
215-679-7991

PROXY STATEMENT FOR THE KNOLL, INC.
2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

        We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2011 Annual Meeting of Stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker you may also be able to vote your shares either via the Internet or by telephone. Please contact your broker directly for details regarding these voting options.

        On or about March 25, 2011, we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders who owned our common stock at the close of business on March 15, 2011, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 47,817,101 shares of our common stock outstanding, including 46,204,882 shares of stock entitled to vote and 1,612,219 shares of restricted stock that are not entitled to vote. Our common stock is our only class of voting stock. We are also sending along with this proxy statement our 2010 annual report, which includes our financial statements for the fiscal year ended December 31, 2010.

What Will I Be Voting On?

        You will be voting on:

  1.
  The election of three directors named in the proxy statement to serve for a term ending at our 2014 Annual Meeting of Stockholders;

  2.
  The ratification of the audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

  3.
  An advisory vote on executive compensation;

  4.
  An advisory vote on the frequency of the advisory vote on executive compensation; and

  5.
  Any other business properly presented at the annual meeting.

How Many Votes Do I Have?

        Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

        You may vote by signing and mailing your proxy card. If you properly fill in your proxy card and send it to us in time, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors. Proxy cards must be received prior to the time of the vote in order for the shares represented by the proxy card to be voted.

If you hold your shares through a broker or financial institution, you should contact your broker or financial institution to determine how you may vote your shares.

        If you hold your shares through a broker, it is important that you cast your vote if you want it to count in the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3) and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4). Recent regulatory changes have eliminated the ability of your broker to vote your uninstructed shares in the election of directors or executive compensation matters on a discretionary basis. Thus, if you hold your shares through a broker and you do not instruct your broker how to vote in the election of directors, on the advisory vote on executive compensation or on the frequency of executive compensation votes, no votes will be cast on your behalf with respect to those items.

If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting.

        If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 2011, the record date for voting. The Annual Meeting will be held at 9:00 a.m. (local time) on Thursday, May 5, 2011 at our offices at 76 Ninth Avenue, 11th Floor, New York, New York 10011. When you arrive at the venue, signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.

May I Revoke My Proxy?

        If you give us your proxy, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of the following ways:

  •
  You may send in another proxy with a later date;

  •
  You may notify our Secretary in writing (at Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041) before the Annual Meeting that you have revoked your proxy; or

  •
  You may vote in person at the Annual Meeting.

How Does our Board of Directors Recommend That I Vote on the Proposals?

        Our board of directors recommends that you vote as follows:

  •
  "FOR" the election of the three nominees for director named in the proxy statement for a term ending at the 2014 Annual Meeting of Stockholders;

  •
  "FOR" ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011;

  •
  "FOR" the resolution regarding an advisory vote on executive compensation.

  •
  For the selection, on an advisory basis, of the option of "ONCE EVERY YEAR" to conduct future advisory votes on executive compensation.

        If any other matter is presented, your proxyholder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

 What Constitutes a Quorum for the Meeting?

        The presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting, in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

What Vote is Required to Approve Each Proposal?

Proposal 1: Election of Directors	The three nominees for director who receive the most votes (also known as a "plurality" of the votes) will be elected.
Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of independent registered public accounting firm.
Proposal 3: Advisory Vote on Executive Compensation
The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, on an advisory basis, the resolution on executive compensation.
Proposal 4: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	The frequency receiving a plurality of votes will be deemed to be the preferred frequency for the advisory vote on executive compensation selected by our stockholders on an advisory basis.

What is the Effect of Broker Non-Votes and Abstentions?

  •
  Broker Non-Votes:  Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm should be treated as a routine matter. The election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation are not considered routine matters and, consequently, without your voting instructions, your brokerage firm cannot vote your shares. Broker non-votes will not count as votes against on any matter at the annual meeting.

  •
  Abstentions:  Because abstentions are treated as shares present or represented and entitled to vote at the Annual Meeting, abstentions with respect to Proposal 2 and Proposal 3 will have the same effect as votes against the proposal. However, abstentions will have no effect on the outcome of the vote to elect the three nominees for director and Proposal 4.

What Are the Costs of Soliciting these Proxies?

        We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mails, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock and to obtain authority to execute proxies. Upon request, we will then reimburse them for their reasonable expenses.

 Householding of Annual Disclosure Documents

        In December 2000, the Securities and Exchange Commission (the "SEC") adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as "householding," benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be "householded," the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

        If your household received a single set of our annual disclosure documents this year, but you would prefer to receive your own copy, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991 and we will promptly send you a copy of our annual disclosure documents.

        If you do not wish to participate in "householding" and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another of our stockholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

  •
  If your shares are registered in your own name, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991, and inform us accordingly.

  •
  If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2011, for (a) the executive officers named in the Summary Compensation Table on page 30 of this proxy statement, (b) each of our directors and director nominees, (c) all of our directors and executive officers as a group, and (d) each stockholder known by us to own beneficially more than 5% of our outstanding common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, subject to community property laws, based on information provided to us by these stockholders. Percentage of ownership is based on 47,865,652 shares of common stock outstanding on February 28, 2011, including 46,253,433 shares of stock entitled to vote and 1,612,219 shares of restricted stock that are not entitled to vote.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)
Stockholders owning approximately 5% or more:
FMR LLC(2)	7,019,414		14.7
Columbia Wanger Asset Management, L.P.(3)	6,462,600		13.5
Daruma Asset Management, Inc.(4)	3,155,230		6.6
Wellington Management Company, LLP(5)	2,904,237		6.1
Directors and Executive Officers:
Burton B. Staniar(6)	102,185		*
Andrew B. Cogan(7)	397,037	(8)	*
Lynn M. Utter(9)	126,514		*
Barry L. McCabe(10)	140,587		*
Arthur C. Graves(11)	116,136		*
Benjamin A. Pardo(12)	83,400		*
Jeffrey A. Harris(13)(14)	97,678	(15)	*
Sidney Lapidus(13)(14)	162,560		*
Kathleen G. Bradley(14)	120,020		*
John F. Maypole(13)(14)	49,678		*
Stephen F. Fisher(13)(14)	47,178		*
Sarah E. Nash(13)(14)	44,678		*
All directors and executive officers as a group (17 persons)(16)	1,583,412		3.3

*
Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)
Percentages are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following February 28, 2011, or shares of restricted stock which will become vested within 60 days following February 28, 2011, are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock and unvested restricted shares described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person or group. Information provided for FMR LLC, Columbia Wanger Asset Management, L.P., Daruma Asset Management, Inc. and Wellington Management Company, LLP is based on the latest Schedule 13G report that each has filed as of the date of this proxy statement.

(2)
FMR LLC and Edward C. Johnson 3d filed a Schedule 13G/A with the SEC on February 14, 2011, indicating that as of December 31, 2010, (a) they have no power to vote these shares and sole dispositive power over all of these shares, (b) the beneficial owner of the shares is Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, which is an investment adviser to various investment companies under Section 8 of the Investment Company Act of 1940, and (c) the ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 4,688,016 shares of our common stock. The address of FMR LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, MA 02109.

(3)
Columbia Wanger Asset Management, L.P. filed a Schedule 13G/A with the SEC on February 10, 2011, indicating that as of December 31, 2010, (a) it has sole voting power over 5,843,600 of these shares and sole dispositive power over all of these shares, and (b) the shares reported include shares held by Columbia Acorn Trust, which held 10.6% of Knoll's total outstanding shares. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(4)
Daruma Asset Management, Inc. and Mariko O. Gordon filed a Schedule 13G with the SEC on February 14, 2011, indicating that as of December 31, 2010, (a) it has sole voting power over 1,275,540 of these shares, and (b) sole dispositive power over all of these shares. The address of Daruma Asset Management, Inc. and Mariko O. Gordon is 80 West 40th Street, 9th Floor, New York, NY 10018.

(5)
Wellington Management Company, LLP filed a Schedule 13G/A with the SEC on February 14, 2011, indicating that as of December 31, 2010, (a) it has shared voting power over 2,575,808 of these shares and shared dispositive power over all of these shares, and (b) these shares are owned of record by clients of Wellington Management who have the right to receive or the power to direct the receipt of, dividends from, or the proceeds from the sale of our common stock, and no client is known to have such right or power with respect to more than five percent of our common stock. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(6)
Includes 12,500 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes options to purchase 37,500 shares of common stock held by Mr. Staniar, which (subject to accelerated vesting upon a change of control) will not vest within 60 days of February 28, 2011.

(7)
Excludes options to purchase 112,500 shares of common stock held by Mr. Cogan, which (subject to accelerated vesting upon a change-in-control) will not vest within 60 days of February 28, 2011 and 450,000 shares of restricted common stock held by Mr. Cogan, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2011.

(8)
In February 2007, Mr. Cogan entered into a prepaid variable forward sale contract that covers 150,000 shares of common stock represented in this column. These shares are pledged to the counter-party to the prepaid variable forward sale contract to secure Mr. Cogan's obligations under the contract.

(9)
Includes 78,750 shares of common stock issuable upon the exercise of options that are exercisable by Ms. Utter within 60 days of February 28, 2011 and 20,000 shares of restricted common stock which vest within 60 days of February 28, 2011. Excludes options to purchase 96,250 shares of common stock held by Ms. Utter, which (subject to accelerated vesting upon a change-in-control) will not vest within 60 days of February 28, 2011 and 140,000 shares of restricted common stock held by Ms. Utter, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2011.

(10)
Includes 12,500 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes options to purchase 37,500 shares of common stock held by Mr. McCabe, which (subject to accelerated vesting upon a change of control) will not vest within 60 days of

  February 28, 2011 and 120,000 shares of restricted common stock held by Mr. McCabe, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2011.

(11)
Includes 8,750 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes options to purchase 26,250 shares of common stock held by Mr. Graves, which (subject to accelerated vesting upon a change of control) will not vest within 60 days of February 28, 2011.

(12)
Includes 58,750 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes options to purchase 18,750 shares of common stock held by Mr. Pardo, which (subject to accelerated vesting upon a change of control) will not vest within 60 days of February 28, 2011 and 69,167 shares of restricted common stock held by Mr. Pardo, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2011.

(13)
Includes 25,000 shares of common stock issuable upon the exercise of options held by the director that are currently exercisable.

(14)
Excludes 7,431 shares of restricted common stock held by each non-employee director, of which 4,460 will vest in February 2012, 2,193 will vest in February 2013 and 778 will vest in February 2014, which shares are subject to forfeiture if such non-employee director ceases to be a director (subject to pro rata vesting upon the occurrence of certain events).

(15)
Includes 10,000 shares owned by the Jamie & Jeffrey Harris Family Foundation, of which Mr. Harris is a Trustee.

(16)
Includes 375,572 shares of common stock issuable to all directors and executive officers as a group upon the exercise of options that are currently exercisable or exercisable within 60 days of February 28, 2011 and 20,000 shares of restricted stock which will become vested within 60 days following February 28, 2011. Excludes 385,000 shares of common stock issuable upon the exercise of options held by all directors and executive officers as a group which will not vest within 60 days after February 28, 2011 (subject to accelerated vesting upon a change-in-control). Excludes 998,253 shares of restricted common stock held by all directors and executive officers as a group, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days after February 28, 2011.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our board of directors currently consists of eight members, classified into three classes as follows: Andrew B. Cogan, Stephen F. Fisher and Sarah E. Nash constitute a class with a term that expires at the 2011 Annual Meeting (the "Class I directors"); Burton B. Staniar and Sidney Lapidus constitute a class with a term that expires at the 2012 Annual Meeting (the "Class II directors"); and Kathleen G. Bradley, Jeffrey A. Harris and John F. Maypole constitute a class with a term that expires at the 2013 Annual Meeting (the "Class III directors"). At each Annual Meeting of Stockholders, directors are elected for a term ending at the third Annual Meeting of Stockholders after such election.

        On February 3, 2011, our nominating and corporate governance committee recommended Messrs. Cogan and Fisher and Ms. Nash for reelection after due consideration of their qualifications and past experience on our board of directors. On February 3, 2011, based, in part, on the recommendation of our nominating and corporate governance committee, our board of directors voted to nominate Messrs. Cogan and Fisher and Ms. Nash for reelection at the 2011 Annual Meeting of Stockholders to serve for a term ending at the 2014 Annual Meeting of Stockholders.

        Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of the director nominees. However, if you hold your shares through a broker and do not instruct your broker how to vote in the election of directors, no vote will be cast on your behalf. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

        The election of directors will be determined by a plurality vote and the three nominees receiving the most votes will be elected.

        THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ANDREW B. COGAN, STEPHEN F. FISHER AND SARAH E. NASH AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

 Board of Directors

        Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of February 28, 2011, their offices within the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors, the names of other public companies in which such persons hold directorships or held directorships within the past five years, and the particular experience, qualifications, attributes or skills that led the board to determine that the individual should serve as a director.

Name	Age	Position	Term Expiration
Burton B. Staniar	69	Chairman of the Board	2012 Annual Meeting
Andrew B. Cogan	48	Chief Executive Officer, Knoll, Inc., and Director	2011 Annual Meeting
Kathleen G. Bradley	61	Director	2013 Annual Meeting
Jeffrey A. Harris	55	Director	2013 Annual Meeting
Sidney Lapidus	73	Director	2012 Annual Meeting
John F. Maypole	71	Director	2013 Annual Meeting
Stephen F. Fisher	58	Director	2011 Annual Meeting
Sarah E. Nash	57	Director	2011 Annual Meeting

        Burton B. Staniar has served as Chairman of the Board of Knoll, Inc. since his appointment in December 1993. Mr. Staniar served as our Chief Executive Officer from December 1993 to January

1997. Prior to that time, Mr. Staniar held a number of assignments at Westinghouse Electric Corporation, including President of Group W Cable and Chairman and Chief Executive Officer of Westinghouse Broadcasting. Mr. Staniar previously served as a director of Journal Register Company and Church and Dwight Co., Inc.

        Mr. Staniar has been associated with Knoll since 1993 and brings to the board extensive knowledge of our business operations and the contract office furniture industry as a whole. Mr. Staniar also brings to the board significant executive leadership and operational experience, having previously served in senior executive roles with subsidiaries of Westinghouse Electric Corporation and as Chairman and CEO of Westinghouse Broadcasting. Mr. Staniar also previously served on numerous public boards and currently serves as a board member for a number of non-profit organizations. Mr. Staniar's prior business experience and board service, along with his long tenure with Knoll, give him broad and extensive understanding of our operations and the proper role and function of the board.

        Andrew B. Cogan has served as a director of Knoll, Inc. since February 1996. Mr. Cogan became Chief Executive Officer of Knoll, Inc. in April 2001 after serving as Chief Operating Officer since December 1999. Mr. Cogan has held several positions in the design and marketing group worldwide since joining us in 1989, including Executive Vice President—Marketing and Product Development and Senior Vice President. Mr. Cogan is also a director of the Chinati Foundation in Marfa, Texas and American Woodmark Corporation in Winchester, Virginia.

        Mr. Cogan has substantial industry and management experience, having served in management functions at Knoll for more than 20 years culminating in his appointment as our Chief Executive Officer in 2001. Mr. Cogan is uniquely qualified to bring strategic insight, design and marketing expertise and in-depth knowledge of Knoll's worldwide business to the board, having served in numerous key positions within our design and marketing group, and as Chief Operating Officer prior to becoming Chief Executive Officer. In addition to his management experience, Mr. Cogan brings to the board his perspectives as a director of other private and public boards.

        Kathleen G. Bradley has served as a director of Knoll, Inc. since November 1999. Ms. Bradley served as President and Chief Executive Officer, Knoll North America, from April 2001 until her retirement on May 23, 2008. Prior to that time she served as President from December 1999 to April 2001, Executive Vice President—Sales, Distribution and Customer Service from August 1998 until December 1999, Senior Vice President from 1996 until August 1998 and Divisional Vice President for Knoll's southeast division from 1988 until 1996. Prior to that time, Ms. Bradley was regional manager for our Atlanta region, a position to which she was promoted in 1983. She began her career with Knoll in 1979.

        Ms. Bradley has exceptional industry knowledge and a deep understanding of Knoll's business, having been associated with Knoll for over 30 years, including over seven years as President and Chief Executive Officer of Knoll, North America, and more than 20 years in numerous management positions. Ms. Bradley's experience has included managing regional divisions and key parts of the organization such as sales and distribution, and customer service. Ms. Bradley also served on the board of our industry trade organization, The Business and Institutional Furniture Manufacturer's Association. Ms. Bradley's in depth knowledge of our business and her extensive management experience are important aspects of her service on the Board.

        Jeffrey A. Harris has been a director of Knoll, Inc. since February 1996. Mr. Harris is a Managing Director of Warburg Pincus LLC and Partner of Warburg Pincus & Co., a private equity firm, where he has been employed since 1983. His responsibilities include involvement in investments in energy, technology and other industries. Mr. Harris is a director of ElectroMagnetic GeoServices ASA. Mr. Harris also previously served as a director of Bill Barrett Corporation.

        Mr. Harris brings a strong business background to Knoll, having worked in the private equity field with Warburg Pincus for over 25 years. Mr. Harris has gained substantial experience in overseeing the management of diverse organizations, having served as a board member on many public and private boards, including a number of charitable and non-profit organizations. As a result of this service, Mr. Harris has a broad understanding of the operational, financial and strategic issues facing public and private companies. He has served on our board of directors for 14 years and through that service has developed extensive knowledge of our business and the contract office furniture industry.

        Sidney Lapidus has been a director of Knoll, Inc. since February 1996. Mr. Lapidus is a Retired Partner of Warburg Pincus LLC, a private equity firm, where he was employed from 1967 to 2007. Mr. Lapidus serves as the lead director of Lennar Corporation. Mr. Lapidus also is a director of The Neiman Marcus Group, Inc., as well as a number of non-profit organizations.

        Mr. Lapidus spent over 40 years with Warburg Pincus, working principally in the private equity field. During those 40 years, Mr. Lapidus developed extensive business, finance and management skills, which he brings to the board's deliberations. Mr. Lapidus also brings to the board his experience in overseeing the management of diverse organizations, having served as a board member on many public and private boards, including a number of charitable and non-profit organizations. Mr. Lapidus' involvement in a variety of businesses has given him a broad understanding of the operational, financial and strategic issues facing public and private companies. He has served on our board of directors for 14 years, and through that service has developed extensive knowledge of our business and the contract office furniture industry.

        John F. Maypole has served as a director of Knoll, Inc. since December 2004. Mr. Maypole has, for over 20 years, served as an independent director of or consultant to various corporations and providers of financial services. Mr. Maypole is a director of the National Captioning Institute, Inc. Mr. Maypole previously served as a director of Church and Dwight Co., Inc. and the MassMutual Financial Group.

        Mr. Maypole brings substantial accounting, finance, and management experience to the board. Mr. Maypole previously served as a chief financial officer, chief operating officer, chief executive officer, chairman of the board and independent consultant to numerous industrial and financial services companies and has significant experience with operational and financial matters, including financial reporting. Mr. Maypole has served on a number of private and public boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. Mr. Maypole's perspectives on executive management, leadership and financial management are important to the board's deliberations.

        Stephen F. Fisher has served as a director since December 2005. Mr. Fisher is the Executive Vice President and Chief Financial Officer of Entercom Communications Corp., a radio broadcasting company, a position he has held since November 1998. Mr. Fisher also is a director of iBiquity Digital Corporation.

        Mr. Fisher has held numerous financial management and operational positions. He has served as executive vice president and chief financial officer for a public company for over 12 years. Mr. Fisher has also worked in the private equity field, making investments in companies and managing those portfolio companies. He brings significant financial and operational management, as well as financial reporting, experience to the board.

        Sarah E. Nash has served as a director of Knoll, Inc. since September 2006. In August 2005, Ms. Nash retired as a Vice Chairman of J.P. Morgan Chase & Co.'s Investment Bank where she was responsible for the firm's client relationships. Prior to these responsibilities, she was the Regional Executive and Co-Head of Investment Banking for North America at J.P. Morgan Co. Ms. Nash serves on the Board of Directors of Merrimack Pharmaceuticals, Inc., AbitibiBowater Inc. and Blackbaud Inc. She is a Trustee for Washington & Lee University, New York-Presbyterian Hospital, The New York

Historical Society and The New York Restoration Project. Ms. Nash is also on the Business Leadership Council of CUNY. Ms. Nash previously served as a director of Pathmark Stores, Inc.

        Ms. Nash has significant finance and investment banking experience, and brings that experience and her perspectives on management and finance to the Knoll board. She had a long, successful career in investment banking, retiring as Vice Chairman of J.P. Morgan Chase & Co.'s Investment Bank. Ms. Nash has served on a number of private and public boards, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. She brings these experiences and understandings to the Knoll board.

Corporate Governance Guidelines

        Our board of directors has adopted Corporate Governance Guidelines that provide the framework for the governance of the company. Our Corporate Governance Guidelines are available on our website at www.knoll.com and will also be made available to stockholders without charge upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. The information contained on our website is not included as part of, or incorporated by reference into, this proxy statement.

Code of Ethics

        Our board of directors has adopted a Code of Ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. The Code of Ethics is publicly available on our website at www.knoll.com and will also be made available without charge to any person upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. We intend to disclose amendments to, or waivers from, provisions of the code of ethics that apply to any director or principal executive, financial or accounting officers on our website at www.knoll.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

Director Independence

        In accordance with our Corporate Governance Guidelines, our board of directors has reviewed the qualifications of each of its members and, on February 3, 2011, affirmatively determined that Messrs. Maypole, Fisher, Harris, and Lapidus and Ms. Nash, a majority of the members of our board of directors, are independent. The independence standards of the New York Stock Exchange are composed of objective standards and subjective standards. Under the objective standards, a director will generally not be deemed independent if he or she receives compensation (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective standards, a director will not be independent if the board of directors determines that the director has a material relationship with us. In addition to our board of directors determining these directors meet the objective standards under the listing standards of the New York Stock Exchange, our board of directors has determined that none of these individuals has a material relationship with the company (directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) other than as a director. In making this determination, the board of directors considered the fact that some of the directors serve on boards of companies, or are (or recently were) associated with companies or entities, to which we sold products, or from which we purchased products or services during the year. Given the size and nature of these transactions, we concluded that they would not interfere with the exercise of independent judgment by these board members. The board of directors relied on both information provided by the directors and information developed internally by the company in evaluating these facts.

Cranbrook Educational Community

        In connection with its director independence determination, the board of directors reviewed our relationship with the Cranbrook Educational Community. In 2007, we pledged to make charitable contributions to the Cranbrook Educational Community totaling $1,000,000 over a period of seven years, partially in recognition of the fact that our founder, Florence Knoll, attended Cranbrook in the 1930s. In February 2008, $50,000 of this $1,000,000 was set aside to establish the Kass Bradley Scholarship in Design for the Cranbrook Academy of Art in honor of our retired President and CEO, Knoll North America, Kathleen G. Bradley. Jeffrey A. Harris, a member of our board of directors, is a member of the Board of Trustees of the Cranbrook Educational Community. In connection with our annual independence review, our board of directors reviewed these relationships and determined that they were not material to the company and that they do not affect the independence of Mr. Harris.

Board Leadership Structure

        We currently have a separate chief executive officer, chairman of the board, and lead independent director. Although we do not have a formal policy on whether the same person should (or should not) serve as both the chief executive officer and chairman of the board, we generally believe that different people should hold the positions of chairman of the board and chief executive officer and, when the chairman of the board is an employee of the company or otherwise not independent, we believe it is important to have a separate lead independent director in order to facilitate the board's oversight of management.

        Mr. Staniar has served as our chairman since 1993, and served as our chief executive officer from 1993 until 1997. In serving as chairman, Mr. Staniar serves as a significant resource for our chief executive officer, Mr. Cogan, other members of management and the board of directors. We believe that the depth of leadership and the significant experience provided by Messrs. Cogan and Staniar in their respective roles as chairman and chief executive officer has benefited Knoll significantly.

        Mr. Staniar spends a significant amount of his time involved with day-to-day activities at the company, primarily working with customers and potential customers, but also assisting us with other senior management activities. As a result of this involvement (and the monetary payment he receives for his services), Mr. Staniar is not considered "independent" under applicable NYSE listing standards. Accordingly, we also have a lead director who is "independent".

        Mr. Harris serves as our lead independent director. In that role, he presides over the board's executive sessions and serves as the principal liaison between management and the independent directors of our board. Mr. Harris has served as a Knoll director since 1996.

        We believe the combination of Mr. Staniar as our chairman and Mr. Harris as our lead director has been an effective structure for Knoll. The division of duties and the additional avenues of communication between the board and our management associated with having Mr. Staniar serve as chairman and Mr. Harris as lead director provides the basis for the proper functioning of our board and its oversight of management.

Oversight of Risk Management by our Board of Directors

        Our board of directors has overall responsibility for risk oversight. This role is primarily fulfilled by our audit committee. Our audit committee periodically discusses and evaluates company risk with our management, including our chief executive officer, chief financial officer and our chief legal officer. Our audit committee also periodically discusses and evaluates risk with our independent auditors and members of our internal audit group. The audit committee reports back to our full board with respect to those activities. In addition, as described in the section entitled "Compensation Risk" on page 42 below, our compensation committee specifically evaluates risks associated with our compensation programs. The board's role in risk oversight has not had any effect on the board's leadership structure.

Board Diversity

        Diversity is one of the factors considered by our nominating and corporate governance committee (the "Governance Committee") in the director nomination process. The overriding principle guiding our director nomination process is a desire to ensure that our board as a whole collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the company and its stockholders. We also believe that an appropriate level of collegiality and chemistry among board members is extremely important to a well functioning board.

        Among the factors considered when we evaluate the skills, experiences and perspectives are the following:

  •
  Financial and accounting acumen;

  •
  Educational background;

  •
  Knowledge of our industry;

  •
  Personal and professional integrity;

  •
  Business or management experience;

  •
  Crisis management experience; and

  •
  Leadership and strategic planning experience.

        We also consider diversity with respect to race and gender in evaluating whether the board as a whole has the right mix of perspectives to properly serve the company and its stockholders.

        All of the factors set forth above are considered by the Governance Committee as it evaluates the directors that are nominated to serve on our board. It is not our desire to make sure every skill, type of experience and perspective is represented on the board, but we instead focus on making sure there is an appropriate mix of skills, experiences and perspectives, which we believe leads to more thoughtful and open board discussions and deliberations. Our Governance Committee monitors its consideration of diversity as part of the annual self-evaluation process.

Board Meetings and Committees

        During the year ended December 31, 2010, there were four meetings of our board of directors. During 2010, all of our directors attended each meeting of the board and each meeting of a committee of the board on which he or she served. Currently, we do not have a formal policy regarding director attendance at our Annual Meetings of Stockholders. However, it is expected that absent compelling circumstances, our directors will be in attendance at our 2011 Annual Meeting of Stockholders. All of our directors attended our 2010 Annual Meeting of Stockholders.

        In accordance with our Corporate Governance Guidelines, our non-management directors meet periodically without any management directors or employees present. As required by the New York Stock Exchange Listing requirements and in accordance with our Corporate Governance Guidelines, our independent directors also meet exclusively in an executive session at least once a year. Mr. Harris presides over meetings of the non-management directors and independent directors.

        Our board of directors maintains an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these committees operates pursuant to a written charter, which are publicly available on our website at www.knoll.com and will also be made available to stockholders without charge, upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

        Audit Committee.    Our audit committee met ten times during 2010. This committee currently has three members, Messrs. Fisher and Maypole and Ms. Nash. Our board of directors has determined that Mr. Maypole, the Chairman of the audit committee, is an "audit committee financial expert," as the SEC has defined that term in Item 407 of Regulation S-K. The composition of our audit committee meets the currently applicable independence requirements of the New York Stock Exchange and SEC rules and regulations. Our audit committee (i) assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The audit committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. Please see the report of the audit committee set forth elsewhere in this proxy statement.

        Compensation Committee.    Our compensation committee met four times during 2010. This committee currently has three members, Messrs. Harris and Lapidus and Ms. Nash. Mr. Harris serves as Chairman of the committee. Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our chief executive officer generally makes recommendations to the compensation committee regarding executive compensation matters. In February 2007, our board of directors designated our compensation committee to serve as the administrative committee under our stock incentive plans. In that role, our compensation committee determines which individuals receive awards under our stock incentive plans, the types of such awards, the terms and conditions of such awards and, subject to our stock option grant policy, the time at which such awards are granted. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee met one time during 2010. This committee currently has three members, Messrs. Harris, Maypole and Fisher. Mr. Fisher currently serves as Chairman of our nominating and corporate governance committee. The nominating and corporate governance committee oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors; evaluates our board of directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our board of directors on corporate governance and related matters. The nominating and corporate governance committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. The nominating and corporate governance committee also facilitates the board's overall self-assessment.

        The nominating and corporate governance committee may consider director candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the committee may consider all factors it deems relevant, such as a candidate's personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, past service on the board of directors, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors and concern for the long-term interests of the stockholders.

        In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2012 Annual Meeting of Stockholders, it must follow the procedures described in "Stockholder Proposals and Nominations for Director" set forth elsewhere in this proxy statement. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the nominating and corporate governance committee by mail to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041.

Compensation Committee Interlocks and Insider Participation

        No person who served as a member of our compensation committee during fiscal year 2010 was a current or former officer or employee of ours or engaged in transactions with us required to be disclosed by SEC regulations during fiscal year 2010. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Communications with Directors

        In accordance with our Corporate Governance Guidelines, interested persons may send communications to the board, to any committee of the board or to any individual members of the board (including non-management directors) by sending a letter to the following address: Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041. In addition, our board of directors has adopted "Whistleblower Procedures" setting forth procedures to enable the receipt and investigation of accounting, legal or retaliatory claims. The Whistleblower Procedures are publicly available in the Corporate Governance portion of our website at www.knoll.com.

Compensation of Directors

        Our Corporate Governance Guidelines provide that the form and amount of compensation provided to our directors shall be determined by the board of directors with the assistance of the compensation committee. The board of directors and compensation committee periodically review our director compensation programs to ensure that they remain competitive. In making this review, the board of directors and compensation committee considers our size, industry characteristics, location, the practices at comparable companies in the same region, and such other factors as the board of directors or compensation committee deems relevant. Effective October 1, 2007, our board of directors adopted the Knoll, Inc. Non-Employee Director Compensation Plan. Under this Plan, our compensation package for non-employee directors currently consists of:

  •
  an annual fee of $50,000, payable in quarterly installments of $12,500;

  •
  a fee of $2,500 for each board meeting attended (including participation by telephone), however, the board agreed to suspend this fee for 2010 and 2011;

  •
  a $10,000 annual fee for chair of the audit committee, payable in quarterly installments of $2,500;

  •
  an annual grant of restricted shares on the third trading day after the public release of annual financial results with a fair market value of $50,000 at the time of the grant; and

  •
  reimbursement for expenses incurred in the performance of their duties as directors.

        All or a portion of annual fees and meeting fees may, at the election of the non-employee director, be paid in the form of shares of our common stock. The number of shares issuable pursuant to such an election is equal to the value of the fee forgone divided by the fair market value of the common stock on the payment date.

        The table below sets forth information concerning the compensation we paid to our non-employee directors and our chairman during 2010 for service on our board of directors. All of the directors listed below served for the entire year.

Director Compensation Table—2010

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)	Stock Awards $(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Burton B. Staniar(2)	115,000		—	—		15,298	—	130,298
Kathleen G. Bradley(3)	50,000		—	50,000	(4)	4,451	—	104,451
Jeffrey A. Harris	50,000		—	50,000	(4)	—	—	100,000
Sidney Lapidus	50,000	(5)	—	50,000	(4)	—	—	100,000
John F. Maypole	60,000	(6)	—	50,000	(4)	—	—	110,000
Stephen F. Fisher	50,000		—	50,000	(4)	—	—	100,000
Sarah E. Nash	50,000		—	50,000	(4)	—	—	100,000

(1)
Amounts shown do not reflect the compensation actually received by the director. Instead, amounts shown in this column represent the aggregate grant date fair value determined for financial accounting purposes. The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 (formerly known as FAS 123R). The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 15 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 1, 2011. The restricted stock awards to which the amounts in these columns relate are described in the footnotes below.

(2)
Mr. Staniar serves as our chairman pursuant to an amended and restated employment agreement dated January 1, 2006 (amended as of May 4, 2009) under which Mr. Staniar receives compensation as an employee of Knoll. In accordance with his employment agreement, Mr. Staniar receives an annual salary of $115,000. Prior to May 4, 2009, Mr. Staniar's salary was $200,000. The present value of Mr. Staniar's pension benefit under the Knoll Pension Plan also increased by $15,298 during 2010. Mr. Staniar does not receive any additional compensation for his service on our board of directors.

(3)
Ms. Bradley began receiving payments under the Knoll, Inc. Non-Employee Director Compensation Plan following her retirement on May 23, 2008. The present value of Ms. Bradley's pension benefit under the Knoll Pension Plan, which she participates in as a result of her prior service as a Knoll employee, increased by $4,451 during 2010; however, this occurred solely as a result of a change in the underlying plan assumptions and not on account of Ms. Bradley's service as a director.

(4)
On February 9, 2010, pursuant to the terms of the Knoll, Inc. Non-Employee Director Compensation Plan, each of our non-employee directors received a grant of 4,241 shares of restricted stock, with a fair market value of $50,000 at the time of grant. These shares vest equally in one-third increments on the first, second and third anniversary of the date of grant, subject to earlier pro rata vesting upon the occurrence of certain events. The grant date fair value of each of these restricted stock awards under Topic 718 was $50,000. As of December 31, 2010, all of these shares were unvested.

(5)
Pursuant to our Non-Employee Director Compensation Plan, Mr. Lapidus elected to receive all of his fees in the form of shares of our common stock. Based on the closing stock price at the time of payment, Mr. Lapidus received a total of 3,603 shares of our common stock which were earned as follows: 1,111 shares on March 31, 2010 (based on a closing price of $11.25), 940 shares on June 30, 2010 (based on a closing price of $13.29), 805 shares on September 30, 2010 (based on a closing price of $15.51) and 747 shares on December 31, 2010 (based on a closing price of $16.73).

(6)
Mr. Maypole received $50,000 as annual compensation for serving on our board of directors and $10,000 for serving as chairman of our audit committee.

        The following table sets forth the aggregate number of unvested restricted stock awards and the aggregate number of stock option awards outstanding as of December 31, 2010:

Name	Aggregate Number of Outstanding Restricted Stock Awards	Aggregate Number of Outstanding Option Awards
Burton B. Staniar	—	50,000
Kathleen G. Bradley	8,777	—
Jeffrey A. Harris	10,022	25,000
Sidney Lapidus	10,022	25,000
John F. Maypole	10,022	25,000
Stephen F. Fisher	10,022	25,000
Sarah E. Nash	10,022	25,000

 EXECUTIVE OFFICERS

        Set forth below are the names of our executive officers, who are not also directors, their ages as of February 28, 2011, their offices within the company, their principal occupations or employment for the past five years and the names of other public companies in which such persons hold directorships.

Name	Age	Position
Lynn M. Utter	48	President and Chief Operating Officer, Knoll North America
Arthur C. Graves	64	Executive Vice President—Sales and Distribution
Benjamin A. Pardo	49	Senior Vice President—Director of Design
Barry L. McCabe	64	Executive Vice President and Chief Financial Officer
Michael A. Pollner	38	Vice President, General Counsel and Secretary
Marcia A. Thompson	54	Vice President—Human Resources
David L. Schutte	46	Senior Vice President and Chief Marketing Officer
John C. Finken	51	Senior Vice President—Sales and Distribution
Jeff R. Blom	55	Senior Vice President—North America Supply Chain

        Lynn M. Utter was named our President and Chief Operating Officer, Knoll North America, effective March 3, 2008. Prior to joining us, Ms. Utter served from 2003 to 2008 as the Chief Strategy Officer at Coors Brewing Company, a business unit of Molson Coors Brewing Company. Prior to that, Ms. Utter held the title of Group Vice President, Operations, and various other operational titles during her tenure with Coors, which began in 1997. Prior to her employment by Coors, Ms. Utter was employed as the Vice President, Sales of Frito-Lay Company. Ms. Utter also is currently a Director of WESCO International, Inc.

        Arthur C. Graves has served as our Executive Vice President—Sales and Distribution since January 1, 2008 after serving as our Senior Vice President—Sales and Distribution since October 1999. Mr. Graves began his career with us in 1989 and has held several senior sales management positions with us since that time. Prior to joining us, Mr. Graves was employed by Herman Miller from 1979 to 1989, where he held several sales and management positions. Mr. Graves' career in the contract office furniture industry has spanned more than 25 years. On February 2, 2011, Mr. Graves announced his retirement from Knoll effective May 2, 2011.

        Benjamin A. Pardo was appointed as our Senior Vice President—Director of Design in September 2005. Prior to joining us, Mr. Pardo was President of Unifor, Inc., where he had been employed since 1988.

        Barry L. McCabe has served as our Executive Vice President since January 1, 2008 after serving as our Senior Vice President and Chief Financial Officer since May 2002. Mr. McCabe served as our Senior Vice President, Treasurer and Controller from January 2000 until May 2002 and served as our Vice President, Treasurer and Controller from January 1995 until January 2000. Prior to joining us in August 1990, Mr. McCabe worked with a number of Westinghouse business units during his 16-year career at Westinghouse.

        Michael A. Pollner became our Vice President, General Counsel and Secretary on March 1, 2007, after serving as our Assistant General Counsel since September 1, 2005. Prior to joining us, Mr. Pollner was a lawyer with the Philadelphia-based law firm, Blank Rome LLP, which he joined in February 2004. From September 1999 to February 2004, Mr. Pollner was a member of the business law department at Cohen & Grigsby, P.C. in Pittsburgh, Pennsylvania.

        Marcia A. Thompson has served as our Vice President—Human Resources since January 2005. She was named Director of Human Resources in April 2003, after serving as Human Resources Manager from 1993 until April 2003. Ms. Thompson's career in human resources has spanned more than 20 years.

        David L. Schutte became our Senior Vice President and Chief Marketing Officer on January 1, 2007. Mr. Schutte began his career with us in 1990 and served until 1995 in several roles including Director of Marketing for KnollStudio® and KnollExtra®. Subsequently, Mr. Schutte held several senior positions in the contract office furniture industry including Vice President of Marketing for Maharam and Vice President of A&D Sales for Herman Miller. Mr. Schutte rejoined us in May 2004 as Vice President and General Manager of KnollTextiles®, a position he held until January 1, 2007.

        John C. Finken became our Senior Vice President—Sales and Distribution on March 1, 2011. Mr. Finken joined us in 1989 after holding sales positions with AT&T and Herman Miller. Mr. Finken previously held the position of Sales Vice President, Western Division from October 2009 to February 2011 and Regional Manager for our Boston region from August 1996 until October 2009.

        Jeff R. Blom became our Senior Vice President—North America Supply Chain on January 31, 2011. Prior to joining us, Mr. Blom held the title of Vice President, Global Integration with Johnson and Johnson from 2007 to 2010. Prior to that, Mr. Blom held the titles of Vice President, Supply Chain, Vice President, Operations and Plant Manager during his tenure at Johnson and Johnson, which began in 2000.

 EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

        This Compensation Discussion and Analysis addresses the compensation paid or awarded to our five executive officers listed in the Summary Compensation Table below. These executive officers are referred to in this proxy statement as our "named executive officers". Our compensation policies discussed below generally apply equally to all of our executive officers, but for purposes of this compensation discussion and analysis references to "executive officers" or "officers" refer to our named executive officers, unless the context indicates otherwise.

Overview

        Our executive compensation programs are generally designed to attract and retain superior talent, motivate our executive officers to achieve desired company and individual performance, and to align the interests of our executive officers with the long-term interests of our stockholders. We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation programs.

        Despite a challenging environment both for the overall economy and our industry, we delivered positive results in 2010, finishing the year with our strongest quarter since the end of 2008. Our 2010 net sales were $809.5 million, an increase of 3.8% when compared to 2009. Operating profit was $64.7 million, or 8.0% of net sales, in excess of our 2010 financial plan operating profit target of $55.7 million. This represented an increase of 1.8% when compared to our 2009 operating profit. Diluted earnings per share were $.61 for the year compared to $.60 per share in 2009. Overall, our stock price increased almost 62% from $10.33 on December 31, 2009 to $16.73 at December 31, 2010. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual report on Form 10-K for a more detailed description of our 2010 performance.

        We believe that our continued investment in new products and core commitment to design-based businesses enabled us to emerge from the downturn in a position of relative strength. Approximately one-half of our overall 2010 orders growth can be attributed to recent product introductions. Our seating sales experienced double digit growth during 2010 as sales for our award winning Generation by Knoll® chair continued to increase. Our high margin specialty businesses also began generating growth during the second half of 2010 and office systems, which historically has represented a large percentage of our overall sales, experienced growth during the third and fourth quarters of 2010 when compared with the prior period in 2009.

        As a result of our improved performance amid difficult economic conditions, our named executive officers received above-target non-equity incentive bonus payments under our annual incentive bonus plan. However, our Compensation Committee elected not to change 2011 base salaries or annual non-equity incentive targets for our executive officers given the sensitive state of the economic recovery and our industry. We also continued our suspension of the matching portion of the Knoll Retirement Savings Plan for all Knoll associates into 2011.

Elements of Executive Compensation Program

        Our executive compensation programs are generally designed to:

  •
  provide competitive compensation packages that will attract and retain superior talent;

  •
  motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance; and

  •
  align the interests of our executive officers with the long-term interests of our stockholders, primarily through equity awards.

        Our executive compensation programs are comprised of: (i) base salary; (ii) annual non-equity incentive bonuses, which are discretionary, but based primarily on the achievement of company objectives and performance; and (iii) long-term incentive compensation in the form of periodic equity awards. In addition to our annual discretionary non-equity incentive bonuses, we sometimes grant additional cash bonuses that relate to exceptional efforts or accomplishments, rather than pre-determined individual or company financial or business metrics.

        The following table sets forth the primary objectives addressed by each component of our executive compensation programs.

Type of Compensation	Objectives Addressed
Base Salary	Competitive Compensation
Annual Non-Equity Incentive Bonus	Competitive Compensation; Motivation; Reward
Long-Term Incentive Compensation (Stock Options and Restricted Shares)	Retention; Reward; Motivation; Alignment of Interests with Stockholders

        Our named executive officers are also provided severance and change-in-control protections, which can be triggered in a number of scenarios, and also may participate in our standard pension and retirement plans on the same basis as our associates generally. Our named executive officers are not generally provided with any material perquisites. However, Ms. Utter received (i) reimbursement of relocation expenses, and (ii) commuting expenses through August 2008 as part of the compensation package negotiated with her when she joined the company in March 2008, and Mr. Graves received reimbursement of relocation expenses associated with his move from Pennsylvania to California in December 2009. With the exception of Ms. Utter and Mr. Graves, the compensation amounts reflected in the tables that follow this compensation discussion and analysis do not reflect the payment or provision of any perquisites.

Process

        Our compensation committee generally meets at least three times a year formally and on more occasions as needed. Members of our compensation committee also discuss compensation matters with our chief executive officer and among themselves informally throughout the year in an effort to both (i) monitor the appropriateness of our executive compensation packages on an on-going basis and (ii) prepare for the formal compensation committee meetings and the definitive compensation decisions that are made at those meetings.

        At formal compensation committee meetings, our chief executive officer presents the compensation committee with his recommendations regarding compensation for the named executive officers, including recommendations as to (i) base salaries and non-equity incentive award targets for the upcoming year and (ii) the actual payouts under the annual non-equity incentive awards granted to the named executive officers for the previous year.

        In connection with these recommendations, the compensation committee is provided with information on the executive officers' existing compensation arrangements and compensation history, if requested. The committee is also provided (and considers) our actual financial performance during the previous year, both in relation to the performance targets set in the previous year and in relation to the industry as a whole. Other factors, including the executive officer's individual performance and any extraordinary efforts or hurdles faced by the executive officer in the previous year, may also be considered.

        We do not establish compensation levels based on formal benchmarking to competitors. The compensation committee and the full board of directors periodically reviews the compensation and other performance information of our primary publicly held competitors, including Herman Miller, Inc.,

Steelcase, Inc. and HNI Corporation. This information is used only as an informal reference and it does not provide any basis, justification or framework for our compensation decisions. Instead, the information is considered periodically by the compensation committee in the context of a broad "market check" of the compensation decisions that have been made based on the other factors described in this section.

        After reviewing the chief executive officer's recommendations and the other relevant information, the compensation committee determines the compensation packages for each of the named executive officers other than our chief executive officer. In accordance with our compensation committee charter, the compensation committee makes a recommendation to our full board of directors with respect to the compensation arrangements for our chief executive officer. Our board of directors then evaluates those recommendations and any other information it deems appropriate and determines the applicable compensation levels for our chief executive officer.

        Our chief executive officer may also periodically recommend to the compensation committee that certain executive officers receive equity grants (typically restricted stock or stock options). We do not have a policy of standard or periodic equity grants to executive officers. These grants are typically based on the executive officers' then-outstanding equity and the responsibilities that such executive officer has managed in the past or is expected to manage in the future, and any other factors deemed relevant by the compensation committee.

Base Salary

        The compensation committee reviews base salary levels for executive officers on an annual basis. Currently, our only named executive officers with formal written employment agreements are our Chief Executive Officer, Mr. Cogan, and our President and Chief Operating Officer, Knoll North America, Ms. Utter. In determining salaries, we take into consideration individual experience and past performance of the executive officer.

        We attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer. The annual base salary provides a base level of compensation for services rendered during the year and is intended to reward the executive officer for the day-to-day complexities and difficulties of his/her job. We believe this provides the executive with a fair level of compensation, but also enables our annual discretionary non-equity incentive bonuses and equity grants to have a significant motivating impact on the executive officers.

Annual Non-Equity Incentive Bonuses

        We award non-equity incentive bonuses on an annual basis. Our annual incentive bonuses are primarily intended to motivate our executive officers to exceed our performance objectives for the year. Typically, our incentive compensation program is almost entirely focused on operating profits (based on our financial plan for the year and adjusted as necessary to account for one-time and non-recurring items, such as restructuring charges, that are not indicative of operating performance). In addition, our awards sometimes include supplemental goals which may be considered by the compensation committee, in its discretion. These additional goals are merely supplemental measures designed to provide the named executive officers with guidance regarding our expectations for performance. We do not use specific quantitative formulas in calculating the incentive payments and none of these supplemental goals were material to our compensation decisions for 2010.

        The target payouts on our annual non-equity incentive bonuses are generally between 100% to 125% of the executive officer's base salary and, therefore, provide an opportunity for the executive officer to significantly increase his/her annual cash compensation by delivering strong performance and assisting the company in meeting its financial targets. We believe this potential increase in annual cash compensation keeps our executive officers highly motivated and, when performance targets are met and exceeded, appropriately rewarded for their hard work and exceptional performance in what are very demanding jobs.

        The compensation committee determines the amount of each executive's actual non-equity incentive payment principally based on our ability to meet the company financial targets. When appropriate in the discretion of the compensation committee, an assessment of the officer's progress toward achieving supplemental goals may be conducted. As explained above, in accordance with our compensation committee charter, the compensation committee makes a recommendation to the board of directors with respect to the annual incentive payments for the chief executive officer, and the board of directors makes the final determination of such amounts. These annual payments are disclosed in the "non-equity incentive plan compensation" column of the Summary Compensation Table below.

        The compensation committee has significant flexibility to increase or decrease the amounts paid under the non-equity incentive awards, regardless of whether the various targets are achieved. Rather than relying on rigid formulas and calculations, we use our judgment and discretion to determine payouts that we believe are appropriate under the circumstances. The decision to increase or decrease an actual payout under the award is generally based on a variety of factors we deem appropriate, including, without limitation, our overall performance for the year, the individual executive's performance, the business environment existing during the year and any extraordinary obstacles that may have arisen during the course of the year. As evident from some of the payouts approved for 2008, our officers can be significantly rewarded when the company and individual performance measures are exceeded. Conversely, as illustrated by our 2009 non-equity award payouts, our officers generally receive significantly smaller cash payouts when our company and/or individual performance measures are not met.

        By structuring these annual incentive bonuses in a way that permits us to exercise discretion and to consider individual performance metrics related specifically to the role of the executive officer, as well as overall company performance (typically operating profit), we enable our executive officers to have a more direct impact on the ultimate payout under their individual annual incentive bonuses. Although their individual performance impacts the overall company performance metric, the satisfaction of that company metric is dependent on the performance of many other parts of the company and can also be impacted by general economic factors outside of anyone's control. In the event overall company performance falls short of the desired target in any given year, we can adjust the payout downward under the award for some executive officers, and at the same time reward other executive officers who met or exceeded their individual performance targets or otherwise performed in a manner that deserved additional recognition, as we determine to be equitable.

        The financial targets used in our annual non-equity incentive compensation programs generally relate to our annual financial plan that is submitted to and approved by our board of directors in December of the prior year. For example, the operating profit projections contained in our 2010 financial plan were also used as the operating profit targets we incorporated into our 2010 non-equity incentive awards. Accordingly, these awards are intended to motivate and drive our officers to achieve (and exceed) those financial plan targets. While supplemental goals may be included, our annual operating profits performance is generally central to our compensation decisions.

Long-term Incentive Compensation—Equity Grants

        We believe that our executive officers should have significant equity interests, and have designed our compensation programs accordingly. Long-term incentive compensation, in the form of restricted shares and stock options, is a key component of our executive compensation program and serves a retention, motivation and reward function. Equity awards also align the interests of our executive officers with those of our stockholders and reward our executive officers by allowing them to share in any appreciation in the value of our common stock. They are designed to reward a longer performance horizon than our annual non-equity incentive bonuses, typically three to five years, which also serves to mitigate the risk that an executive officer would overly focus on short-term goals to the detriment of the company's long-term success.

        Stock Options and Stock Option Grant Policy.    In 2007, we adopted a stock option grant policy. The stock option grant policy provides that all stock option grants will be approved at a meeting (including telephonic meetings) and not by written consent. Under this policy, stock options will only be granted on a quarterly basis and the effective date of each grant will be the third trading day after our next public announcement of quarterly or annual financial results following the date the compensation committee meets to consider (and approve) such grants. The exercise price of stock options will be the closing price of our common stock on the New York Stock Exchange as of the effective date of each grant. Restricted stock awards are not expressly covered by the terms of the stock option grant policy, but we generally intend to treat the grant of restricted stock awards in a similar manner.

        Our stock option grants typically vest over a four or five year period following the date of grant, but vesting is accelerated upon a change-in-control of the company. Outstanding stock options are generally forfeited when an officer ceases to be employed by the company. However, depending on the reasons for the separation of employment (i.e., death, disability, or cause), our option grants have historically permitted grantees to hold options that were vested at the time of the separation for up to one year. Unvested stock options are forfeited immediately upon separation of employment.

        Restricted Shares—Time and Performance Features.    We periodically grant time and performance vested restricted shares to our executive officers and other key employees. These restricted share grants have historically been structured to vest at the earlier of our achievement of certain performance targets or on a specified anniversary date, typically the third or fifth anniversary of the date of grant, at which point the restrictions on the shares lapse and the vested shares may be sold by the grantees. The vesting of the restricted shares can also accelerate (on a pro rata basis) upon a change-in-control of the company and upon terminations without cause. Unvested restricted shares are forfeited if the grantee voluntarily leaves the company prior to the vesting or is terminated for "cause" (as defined in the applicable restricted share agreement or stock incentive plan). Dividends that accrue on our common stock during the vesting period of any restricted shares are accrued and paid out to the grantee when the restricted shares vests.

        Restricted Share Awards—Time Vesting.    In addition to our time and performance vested restricted shares discussed above, we have granted time-vested restricted shares to our named executive officers and other key employees. These awards typically vest equally over three to five year periods following grant. Although these awards differ from the time and performance vested restricted shares as they do not have an accelerated vesting feature conditioned on the achievement of operating profit targets, they do, however, provide for pro rata accelerated vesting upon a change-in-control or termination without cause. These grants are primarily designed to ensure the services of our senior leadership team over at least the next few years.

        Retention Feature.    When an executive officer leaves the company, stock options and unvested restricted share awards are generally forfeited. The amount of equity provided to an executive officer is typically evaluated with a view to making sure that the equity (whether restricted shares, stock options, or both) has significant enough value that the forfeiture of the equity upon voluntarily leaving the company significantly discourages our executive officers from seeking other employment opportunities and from entertaining other employment opportunities that may otherwise arise.

        We believe restricted shares are particularly effective retention tools because they can maintain value in spite of fluctuations in our stock price. Stock options have an exercise price that, based on fluctuations in our stock price, can exceed the market price of our stock, causing the stock options to be of little or no value. Restricted shares have no exercise price feature and therefore tend to better maintain value in response to fluctuations in our stock price.

        Motivation and Reward Feature.    In addition to the retention aspect of stock options and restricted stock, we also believe stock option and restricted share awards serve a motivation and reward function. The higher our stock price at vesting, the more valuable these equity awards become to the grantee. Over the vesting period, grantees can increase the value of these equity awards (and, therefore, their overall compensation) to the extent their individual performance can positively impact the company's overall performance and result in an increase in our stock price. We, therefore, believe these equity awards motivate the grantees to accomplish desired performance and, to the extent our stock price responds to our overall performance, these restricted shares can result in significant value to our officers, rewarding them for their hard work and exceptional performance.

        We do not apply a formula for determining the specific equity award levels for our executive officers. Rather, the determination is a result of the compensation committee's discretion and judgment as to what is appropriate in light of all of the circumstances, including our strategic and operational objectives, our stock price, the responsibilities of the executive officers, the amounts of the executive officers' then-outstanding equity awards and any other factors that the compensation committee determines are relevant. In exercising its discretion, the compensation committee relies on the individual experiences and perspectives of its members and dialogue with our chief executive officer in evaluating whether the specific recommended grant levels will have the desired effect.

        Stock Ownership Policy.    In August 2007, we adopted a Stock Ownership Policy that is applicable to our directors and named executive officers. Under the policy, our named executive officers are required to own equity equal to at least four times their base salary and our directors are required to own equity equal to at least four times their annual cash retainer. There is a five year transition period to allow individuals to become compliant with the policy. Please see the policy, which is available on our website at www.knoll.com, for more detailed information on how stock and equity derivatives are valued and other details of the policy.

        We believe this policy helps further our desire to have our named executive officers' interests aligned with the interests of our stockholders. The four times base salary requirement will result in our named executive officers holding a significant amount of value in Knoll equity. For example, in the case of our chief executive officer, Mr. Cogan, whose base salary is currently $800,000 per annum, the equity holdings must be at least $3,200,000.

Pension and Retirement Benefits

        Each of our named executive officers participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates, who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. All of our named executive officers, other than Ms. Utter are fully vested.

        Upon the earlier of the 5th anniversary of participation in the plan, or the participant turning age 65, participants become entitled to a pension benefit at normal retirement age (65, 66, or 67, depending on the participant's date of birth) of 1.55% of their career compensation, which is defined in the plan as the sum of the participant's compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law. In addition, the plan provides for a minimum benefit per year of participation of $300.

        Upon retirement, participants in the plan may elect to receive benefits as a life annuity, joint and survivor annuity, or life annuity with a period certain. Early retirement is available for participants age 55 or older with at least 5 years of service. Benefit payments for early retirement may be reduced by 1/2 of 1% for each month's payment before normal retirement age depending on the participant's age and years of service at the time of such early retirement.

        The Knoll Pension Plan was put into place in 1996 as a way of (i) structuring our compensation programs to be more competitive for all of our associates and (ii) providing our associates (including our named executive officers) with a tax qualified retirement plan that would ensure that our associates had a certain level of additional compensation after retirement.

Severance and Change-in-Control Benefits

        We have a severance pay plan that generally applies to all of our regular full-time or part-time U.S. employees, including our named executive officers, who are not covered by a collective bargaining agreement. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed in connection with a job elimination. The plan is intended to provide employees with compensation when their jobs are eliminated for business or economic reasons. All of our named executive officers, other than Mr. Cogan and Ms. Utter, are covered by the severance pay plan. For a more detailed discussion of the severance pay plan, see "Potential Payments Upon Termination or Change-in-Control—Severance Pay Plan".

        We have agreed to provide Mr. Cogan and Ms. Utter with severance benefits upon certain separations of their employment. Mr. Cogan and Ms. Utter are entitled to severance benefits if (i) their respective employment is terminated by us for any reason other than cause or in connection with a disability or death of the executive, (ii) we elect not to renew the employment agreement, or (iii) in the case of Mr. Cogan, the employment agreement is terminated by Mr. Cogan in connection with a material breach of the employment agreement by us. These severance benefits are contained in employment agreements between us and each of Mr. Cogan and Ms. Utter. For more details on these benefits, see "Potential Payments Upon Termination or Change-in-Control—Severance Under Employment Agreements".

        If the severance provisions are triggered under Mr. Cogan's employment agreement, he is entitled to the sum of (i) 200% of his then base salary, plus (ii) the average of the annual bonuses paid to him for the two completed fiscal years that immediately proceeded the fiscal year of the termination. If the severance provisions under Ms. Utter's employment agreement are triggered, Ms. Utter is entitled to the sum of 100% of her then base salary.

        Ms. Utter joined Knoll with the expectation that she would receive primary consideration to succeed Mr. Cogan as chief executive officer. Accordingly, Ms. Utter's employment agreement also provides for a severance equal to 100% of her then base salary if she terminates her employment with the company because Mr. Cogan ceases to be employed as the company's chief executive officer between January 1, 2010 and December 31, 2015 and Ms. Utter is not appointed by the company's board as his replacement.

        The severance benefits provided to Mr. Cogan and Ms. Utter were designed, in part, as an inducement to Mr. Cogan and Ms. Utter to serve as our Chief Executive Officer and President and Chief Operating Officer, Knoll North America, respectively, and as consideration for their willingness to agree to a non-competition arrangement. The severance arrangements were also structured to provide Mr. Cogan and Ms. Utter with a certain measure of job security and protection against termination without cause and termination or loss of employment through no fault of Mr. Cogan or Ms. Utter.

2010 Compensation—Analysis

        In making compensation decisions with respect to payouts under our 2010 non-equity incentive awards, our compensation committee considered the performance of our management team given the negative economic environment. Despite the weak economy and competitive pressures within the industry, we still managed to generate sales growth and produce approximately $64.7 million of operating profits, exceeding our operating profits goal of $55.7 million. Accordingly, the compensation committee exercised its discretion under the non-equity incentive program to pay out annual non-equity incentive bonuses that were between 110% to 113% of target levels.

        Given the overall economic uncertainty and consistent with our other actions to appropriately manage our operating expenses, we deferred salary increases for our named executive officers, maintained each named executive officer's 2011 non-equity incentive target at 2010 levels and made no equity awards in 2010. We also continued our suspension of the matching portion of the Knoll Retirement Savings Plan. We believe these decisions were appropriate given the continued macro-economic uncertainty we expect to face in 2011. We believe these compensation levels will still provide the right incentives to both motivate and reward our named executive officers in 2011. However, recognizing that our named executive officers have not received an increase in base salary or, except in the case of Ms. Utter, annual incentive target over the past three years, on February 9, 2011, we granted an aggregate of 370,000 restricted shares to our named executive officers. These restricted shares cliff vest on the third anniversary of the date of grant, provided that the shares may vest earlier in one-third increments upon the first and second anniversary of the date of grant if certain operating profits targets are met. The compensation committee believes these grants will keep our executive officers appropriately motivated by providing the possibility of a significant equity-based incentive if they can successfully achieve our operating profits plan.

Chief Executive Officer

        In 2010, Mr. Cogan received a base salary of $800,000 and a non-equity incentive bonus of $900,000, 113% of (or $100,000 more than) his target award for 2010 of $800,000. In exercising its discretion to pay more than the target amount, the compensation committee considered certain quantitative and non-quantitative factors. As described above, our sales were up 3.8% in 2010 and our operating profits increased 1.8% when compared to the prior year and exceeded our operating profits goal of $55.7 million. Under Mr. Cogan's leadership, we were able to significantly exceed our 2010 financial plan and continued to generate industry leading operating margins. Our board believes that Mr. Cogan managed the company well during 2010 and appropriately reacted to the significant challenges that arose. Accordingly, the compensation committee exercised its discretion in paying Mr. Cogan a non-equity incentive bonus in excess of his target award.

        On February 9, 2011, Mr. Cogan was granted 195,000 restricted shares. These restricted shares cliff vest on the third anniversary of the grant date, but can vest earlier in one-third increments upon our achievement of certain operating profits targets or pro rata upon a change-in-control. As explained above, the compensation committee believes these restricted shares will keep Mr. Cogan motivated despite experiencing salary freezes for three years and a reduced annual non-equity incentive target.

        Consistent with our decision to maintain 2011 salaries and non-equity incentive awards at or below 2010 levels, in December 2010, we decided to maintain Mr. Cogan's annual salary at $800,000 and granted him a 2011 non-equity incentive award with a target payment of $800,000.

President and Chief Operating Officer, Knoll North America

        In 2010, Ms. Utter received a base salary of $400,000 and a non-equity incentive bonus of $550,000, 110% of (or $50,000 more than) her target award for 2010 of $500,000. In exercising its discretion to pay more than the target amount, the compensation committee primarily considered our operating performance in 2010. As described above, we were able to grow our sales and exceed our 2010 operating profits target and continued to generate industry leading operating margins. Accordingly, the compensation committee exercised its discretion in paying Ms. Utter a non-equity incentive bonus in excess of her target award.

        On February 9, 2011, we granted Ms. Utter 100,000 restricted shares. These restricted shares cliff vest on the third anniversary of the grant date, but can vest earlier in one-third increments upon our achievement of certain operating profits targets or pro rata upon a change-in-control. As explained above, the compensation committee believes these restricted shares will keep Ms. Utter motivated despite experiencing salary freezes for three years.

        Consistent with our decision to maintain 2011 salaries and non-equity incentive awards at 2010 levels, in December 2010, we decided to maintain Ms. Utter's annual salary at $400,000 and granted her a 2011 non-equity incentive award with a target payment of $500,000.

Executive Vice President and Chief Financial Officer

        In 2010, Mr. McCabe received a base salary of $295,000 and a non-equity incentive bonus of $325,000, 110% of (or $30,000 more than) his target award of $295,000. In exercising its discretion to pay more than the target amount, the compensation committee primarily considered our operating performance in 2010 and Mr. McCabe's individual performance in managing our finance department and the other responsibilities associated with his position as chief financial officer, including his ability to manage our balance sheet. We remained in compliance with all of the financial covenants in our credit facility and reduced our overall indebtedness by approximately $50 million from the end of 2009.

        On February 9, 2011, we granted Mr. McCabe 45,000 restricted shares. These restricted shares cliff vest on the third anniversary of the grant date, but can vest earlier in one-third increments upon our achievement of certain annual operating profit targets or pro rata upon a change-in-control. As explained above, the compensation committee believes these restricted shares will keep Mr. McCabe motivated despite experiencing salary freezes for three years.

        Consistent with our decision to maintain 2011 salaries and non-equity incentive awards at 2011 levels, in December 2010, we decided to maintain Mr. McCabe's annual salary at $295,000 and granted him a 2011 non-equity incentive award with a target payment of $295,000.

Executive Vice President—Sales and Distribution

        In 2010, Mr. Graves received a base salary of $295,000 and a non-equity incentive bonus of $325,000, 110% of (or $30,000 more than) his target award of $295,000. In exercising its discretion to pay more than the target amount, the compensation committee primarily considered our operating performance in 2010 and Mr. Graves' individual performance in managing our sales and distribution efforts through the difficult operating environment experienced in 2010. Our sales increased 3.8% in 2010 and we exceeded our 2010 operating profits plan.

        Consistent with our decision to maintain 2011 salaries and non-equity incentive awards at 2010 levels, in December 2010, we decided to maintain Mr. Graves' annual salary at $295,000 and granted him a 2011 non-equity incentive award with a target payment of $295,000.

        On February 2, 2011, Mr. Graves announced his intention to retire effective May 2, 2011.

Senior Vice President—Design

        In 2010, Mr. Pardo received a base salary of $265,000 and a non-equity incentive bonus of $275,000, 110% of (or $25,000 more than) his target award of $250,000. In exercising its discretion to pay more than the target amount, the compensation committee primarily considered our operating performance in 2010 and Mr. Pardo's leadership in several successful product launches, including Generation by Knoll® and Antenna™ Workspaces.

        On February 9, 2011, we granted Mr. Pardo 30,000 restricted shares. These restricted shares cliff vest on the third anniversary of the grant date, but can vest earlier in one-third increments upon our achievement of certain annual operating profit targets or pro rata upon a change-in-control. As explained above, the compensation committee believes these restricted shares will keep Mr. Pardo motivated despite experiencing salary freezes for three years.

        Consistent with our decision to maintain 2011 salaries and non-equity incentive awards at 2010 levels, in December 2010, we decided to maintain Mr. Pardo's annual salary at $265,000 and granted him a 2011 non-equity incentive award with a target payment of $250,000.

Operating Profits as a Target

        Although we consider various financial metrics (including revenue growth, gross margins, and earnings per share growth), as well as subjective factors, when making our compensation decisions, we use operating profits as the primary performance metric under our annual non-equity incentive awards and as the trigger target for accelerated vesting under our restricted stock awards. We believe that operating profits is the best financial measurement for evaluating our actual operating performance because it is less subject to non-recurring and non-operating items. When evaluating our performance, we believe items such as our tax rates, asset sales and share buybacks, which impact other financial metrics (like net income or earnings per share), should not be considered. Accordingly, we generally also exclude the impact of one-time or non-recurring items, like restructuring charges, that are not indicative of operating performance, and we essentially use adjusted operating profits, when we evaluate our performance or compare our performance with the performance of our competitors.

Tax Implications of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any year with respect to the chief executive officer or any other executive officer covered by Section 162(m) unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to executive officers for deductibility under Section 162(m), but we generally pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans. In many circumstances we believe that our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Summary Compensation Table

        The following table sets forth information concerning the compensation awarded to or earned during our fiscal years ended December 31, 2010, 2009 and 2008, by our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers whose total compensation (net of any changes in pension values and non-qualified deferred compensation earnings disclosed in the table below) exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Andrew B. Cogan,	2010	800,000	—	—	—	900,000	(5)	34,566	—		1,734,566
Chief Executive Officer	2009	800,000	—	—	647,288	375,000	(6)	30,184	—		1,852,472
	2008	800,000	—	5,440,000	—	1,250,000	(7)	13,207	—		7,503,207
Barry L. McCabe,	2010	295,000	—	—	—	325,000	(8)	70,390	—		690,390
Executive Vice President and	2009	295,000	—	—	215,763	150,000	(9)	64,692	5,880	(4)	731,335
Chief Financial Officer	2008	295,000	—	1,600,000	—	400,000	(10)	38,024	6,900	(4)	2,339,924
Lynn M. Utter,	2010	400,000	—	—	—	550,000	(11)	18,740	—		968,740
President and Chief Operating	2009	400,000	—	—	323,644	250,000	(12)	14,598	5,880	(4)	994,122
Officer, Knoll North America	2008	333,333	—	1,317,000	384,735	500,000	(13)	10,125	169,686	(14)	2,714,879
Arthur C. Graves,	2010	295,000	—	—	—	325,000	(15)	70,845	—		690,845
Executive Vice President—	2009	295,000	—	—	151,034	125,000	(16)	65,142	45,628	(17)	681,804
Sales and Distribution	2008	295,000	—	—	—	400,000	(18)	38,383	6,900	(4)	740,283
Benjamin A. Pardo,	2010	265,000	—	—	—	275,000	(19)	23,197	—		563,197
Senior Vice President—	2009	265,000	—	—	107,881	125,000	(20)	19,118	5,880	(4)	522,879
Director of Design	2008	265,000	—	480,000	—	300,000	(21)	9,664	6,900	(4)	1,061,564

(1)
Amounts shown in this column do not reflect the compensation actually received by the named executive officer. Instead, amounts shown in this column represent the aggregate grant date fair value determined for financial accounting purposes. The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 (formerly known as FAS 123R). The awards for which amounts are shown in this table are the restricted stock awards granted to the named executive officers in April 2008 (in the case of Ms. Utter) and October 2008, and the option awards granted to Ms. Utter in April 2008 and to all named executed officers in 2009, as further described in the Outstanding Equity Awards at Fiscal Year-End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 15 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 1, 2011.

(2)
For 2010, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 1, 2009 for services rendered in 2010. For 2009, represents amounts earned under a non-equity incentive award granted to the named executed officer on December 2, 2008 for services rendered in 2009. For 2008, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 4, 2007 for services rendered in 2008, except in the case of Ms. Utter, who received her award on March 3, 2008 in connection with the execution of her employment agreement.

(3)
Amounts in this column represent increases in actuarial present values of each named executive officer's accumulated benefits under the Knoll Pension Plan. The benefits were calculated as of the Plan's measurement date of December 31 for 2010, 2009 and 2008. For more information on the Knoll Pension Plan, see "Pension Benefits" below.

(4)
These amounts represent our matching contributions to the Knoll, Inc. Retirement Savings Plan for each named executive officer.

(5)
The compensation committee recommended, and the board of directors approved, an additional $100,000 in compensation to Mr. Cogan over his target incentive plan compensation of $800,000 based on his performance in 2010. See "Compensation Discussion and Analysis" on page 27 for more details on Mr. Cogan's compensation.

(6)
The compensation committee recommended, and the board of directors approved, $375,000 in compensation to Mr. Cogan based on his performance in 2009. Mr. Cogan's original target incentive plan compensation for 2009 was $1,000,000.

(7)
The compensation committee recommended, and the board of directors approved, an additional $250,000 in compensation to Mr. Cogan over his target incentive plan compensation of $1,000,000 for 2008 based on Mr. Cogan's performance during 2008.

(8)
The compensation committee awarded an additional $30,000 in compensation to Mr. McCabe over his target incentive plan compensation of $295,000 based on his performance in 2010. See "Compensation Discussion and Analysis" on page 28 for more details on Mr. McCabe's compensation.

(9)
The compensation committee awarded $150,000 in compensation to Mr. McCabe based on his performance in 2009. Mr. McCabe's original target incentive plan compensation for 2009 was $295,000.

(10)
The compensation committee awarded an additional $105,000 in compensation to Mr. McCabe over his target incentive plan compensation of $295,000 for 2008 based on Mr. McCabe's performance during 2008.

(11)
The compensation committee awarded an additional $50,000 in compensation to Ms. Utter over her target incentive plan compensation of $500,000 based on Ms. Utter's performance in 2010. See "Compensation Discussion and Analysis" on page 27 for more details on Ms. Utter's compensation.

(12)
The compensation committee awarded $250,000 in compensation to Ms. Utter based on her performance in 2009. Ms. Utter's original target incentive plan compensation was $400,000.

(13)
The compensation committee awarded an additional $100,000 in compensation to Ms. Utter over her target incentive plan compensation of $400,000 for 2008 based on Ms. Utter's performance during 2008.

(14)
This amount represents $158,962 in relocation expenses (including an associated tax gross-up) reimbursed in connection with Ms. Utter's move to Pennsylvania and $6,324 in travel/commuting related expenses (including an associated tax gross-up) related to travel between Colorado and Pennsylvania from March 3, 2008 through August 2008. Ms. Utter's total tax gross-up was $42,537. This amount also includes $4,400 in matching contributions to the Knoll, Inc. Retirement Savings Plan for Ms. Utter in 2008.

(15)
The compensation committee awarded an additional an additional $30,000 in compensation to Mr. Graves over his target incentive plan compensation of $295,000 based on his performance in 2010. See "Compensation Discussion and Analysis" on page 28 for more details on Mr. Graves' compensation.

(16)
The compensation committee awarded $125,000 to Mr. Graves based on his performance in 2009. Mr. Graves' original target incentive plan compensation was $295,000.

(17)
This amount represents $39,748 in relocation expenses reimbursed in connection with Mr. Graves' move to California in December 2009 and $5,880 in matching contributions to the Knoll, Inc. Retirement Savings Plan for Mr. Graves in 2009.

(18)
The compensation committee awarded an additional $105,000 in compensation to Mr. Graves over his target incentive plan compensation of $295,000 for 2008 based on Mr. Graves' performance during 2008.

(19)
The compensation committee awarded an additional an additional $25,000 in compensation to Mr. Pardo over his target incentive plan compensation of $250,000 based on his performance in 2010. See "Compensation Discussion and Analysis" on page 28 for more details on Mr. Pardo's compensation.

(20)
The compensation committee awarded Mr. Pardo $125,000 in compensation for 2009 based on Mr. Pardo's performance during 2009. Mr. Pardo's original target incentive plan compensation was $265,000.

(21)
The compensation committee awarded Mr. Pardo an additional $35,000 over his target incentive plan compensation of $265,000 for 2008 based on Mr. Pardo's performance during 2008.

 Grants of Plan-Based Awards

        The following table shows all plan-based awards granted to the named executive officers during fiscal year 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Andrew B. Cogan	12/01/10	800,000	(1)	—	—	—	—	—
Barry L. McCabe	12/01/10	295,000	(2)	—	—	—	—	—
Lynn M. Utter	12/01/10	500,000	(3)	—	—	—	—	—
Arthur C. Graves	12/01/10	295,000	(4)	—	—	—	—	—
Benjamin A. Pardo	12/01/10	250,000	(5)	—	—	—	—	—

(1)
On December 1, 2010, Mr. Cogan was granted an incentive award under our 2011 Incentive Compensation Program, whereby Mr. Cogan can qualify for a target incentive payment of $800,000. The incentive payment will be based on our success in 2011, including our ability to leverage our investments in sales, marketing and design initiatives to drive top line growth and meet our 2011 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(2)
On December 1, 2010, Mr. McCabe was granted an incentive award under our 2011 Incentive Compensation Program, whereby Mr. McCabe can qualify for a target incentive payment of $295,000. The incentive payment will be based on our success in 2011, including our ability to leverage our investments in sales, marketing and design initiatives to drive top line growth and meet our 2011 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(3)
On December 1, 2010, Ms. Utter was granted an incentive award under our 2011 Incentive Compensation Program, whereby Ms. Utter can qualify for a targeted incentive payment of $500,000. The incentive payment will be based on our success in 2011, including our ability to leverage our investments in sales, marketing and design initiatives to drive top line growth and meet our 2011 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(4)
On December 1, 2010, Mr. Graves was granted an incentive award under our 2011 Incentive Compensation Program, whereby Mr. Graves can qualify for a target incentive payment of $295,000. The incentive payment will be based on our success in 2011, including our ability to leverage our investments in sales, marketing and design initiatives to drive top line growth and meet our 2011 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above. On February 2, 2011, Mr. Graves announced his intention to retire effective May 2, 2011.

(5)
On December 1, 2010, Mr. Pardo was granted an incentive award under our 2011 Incentive Compensation Program, whereby Mr. Pardo can qualify for a target incentive payment of $250,000 based on our performance in 2011. The incentive payment will be based on our success in 2011, including our ability to leverage our investments in sales, marketing and design initiatives to drive top line growth and meet our 2011 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

Narrative Disclosure For Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements with Named Executive Officers

        Mr. Cogan serves as our Chief Executive Officer pursuant to an employment agreement dated March 23, 2001, as amended. Ms. Utter serves as President and Chief Operating Officer, Knoll North America, pursuant to an employment agreement dated March 3, 2008. Effective January 1, 2008, Mr. Cogan's employment agreement provides for an annual base salary of $800,000 and a target annual bonus of at least 100% of base salary based upon the attainment of goals set by our board of directors. Ms. Utter's employment agreement provides for an annual base salary of $400,000.

        The employment agreement for Mr. Cogan expires April 1, 2011 and renews automatically for additional one-year terms each April 1 unless either party gives 60 days notice of his or its intention not to renew. The employment agreement for Ms. Utter expires December 31, 2011 and renews automatically for additional one year terms unless either party gives 60 days notice of her or its intention not to renew. The agreements may be terminated by us at any time, but if so terminated without "cause," or if we fail to renew the agreements, or, in the case of Mr. Cogan the agreement is terminated by him following our breach, we must pay the employee termination compensation. In the case of Mr. Cogan, the termination compensation is an amount equal to 200% of his then current base salary, plus the average of the annual bonuses paid to him for the last two completed fiscal years preceding the fiscal year of termination. In the case of Ms. Utter, the termination compensation is an amount equal to 100% of Ms. Utter's base salary. The agreements also contain non-competition, non-solicitation (during the term of the agreement and for two years thereafter for Mr. Cogan and during the term of the agreement and for one year thereafter for Ms. Utter) and confidentiality provisions. Mr. Cogan and Ms. Utter are also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan. For more detailed information on the severance benefits provided under these agreements, see "Potential Payments upon Termination or Change-in-Control" below.

        Effective January 1, 2008, as approved by our compensation committee, Mr. McCabe's annual base salary is $295,000. On December 1, 2010, our compensation committee granted Mr. McCabe an incentive award under our 2011 Incentive Compensation Program, whereby he can qualify for a target 2011 non-equity incentive bonus of $295,000. Mr. McCabe is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.

        Effective January 1, 2008, as approved by our compensation committee, Mr. Graves' base salary is $295,000. On December 1, 2010, our compensation committee granted Mr. Graves an incentive award under our 2011 Incentive Compensation Program, whereby he can qualify for a target 2011 non-equity incentive bonus of $295,000. Mr. Graves is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.

        Effective January 1, 2008, as approved by our compensation committee, Mr. Pardo's base salary is $265,000. On December 1, 2010, our compensation committee granted Mr. Pardo an incentive award under our 2011 Incentive Compensation Program, whereby he can qualify for a target 2011 non-equity incentive bonus of $250,000. Mr. Pardo is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.

Change-in-Control Provisions and Pension Benefits

        Certain stock option agreements and restricted stock agreements applicable to our named executive officers provide that upon a change-in-control (as defined therein) of our company, 100% of the outstanding options and a pro rata portion of the outstanding restricted shares will become vested. The pro rata portion of the restricted shares is calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests.

        Each of our named executive officers participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. With the exception of Ms. Utter, all of our named executive officers are fully vested. For a more detailed discussion of their pension benefits see "Compensation Discussion and Analysis—Pension Benefits" above and "Potential Payments upon Termination or Change-in-Control" below.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information regarding outstanding option and restricted stock awards held by our named executive officers as of December 31, 2010.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Andrew B. Cogan	220,366	(2)				16.34	02/05/2012
	37,500	(3)	112,500	(3)	—	10.24	10/20/2016
								255,000	(4)	4,266,150
Barry L. McCabe	44,072	(2)	—		—	16.34	02/05/2012
	12,500	(3)	37,500	(3)	—	10.24	10/20/2016
								75,000	(4)	1,254,750
Lynn M. Utter	40,000	(5)	60,000	(5)	—	13.17	04/21/2018
	18,750	(3)	56,250	(3)	—	10.24	10/20/2016
								60,000	(6)	1,003,800
Arthur C. Graves	110,182	(2)	—		—	16.34	02/05/2012
	8,750	(3)	26,250	(3)	—	10.24	10/20/2016
Benjamin A. Pardo	52,500	(7)	—		—	18.77	09/06/2015
	6,250	(3)	18,750	(3)	—	10.24	10/20/2016
								22,500	(4)	376,425
											16,667	(8)	278,839

(1)
Calculated based upon the closing price of our common stock on December 31, 2010, which was $16.73 per share.

(2)
These stock options were granted to the named executive officer on February 5, 2002, and vested, based on continued employment, over the four anniversaries of February 5, 2002 as follows: year 1—30%; year 2—20%; year 3—20%; and year 4—30%.

(3)
These stock options were granted to the named executive officer on October 20, 2009 and vest, based on continued employment, in equal one-quarter increments over the four-year period following the date of grant (i.e., October 20, 2010, 2011, 2012 and 2013). One quarter of the original award vested in October 2010.

(4)
The awards indicated represent restricted shares granted to the named executive officer on October 21, 2008. These restricted shares time vest in equal one-fifth increments over the five-year period following the date of grant (i.e., October 21, 2009, 2010, 2011, 2012 and 2013). One fifth of the original award vested in each of October 2009 and October 2010. See "Option Exercise and Stock Vested" on page 36.

(5)
These stock options were granted to Ms. Utter on April 21, 2008 and vest, based on continued employment, in equal one-fifth increments over the five-year period following the date of grant (i.e., April 21, 2009, 2010, 2011, 2012 and 2013). See "Option Exercise and Stock Vested" on page 36.

(6)
The awards indicated represent restricted shares granted to Ms. Utter on April 21, 2008. These restricted shares time vest in equal one-fifth increments over the five-year period following the date of grant (i.e., April 21, 2009, 2010, 2011, 2012 and 2013). One fifth of the original award vested on each of April 2009 and April 2010. See "Option Exercise and Stock Vested" on page 36.

(7)
These stock options were granted to Mr. Pardo on September 6, 2005 and vested, based on continued employment, over the four anniversaries of September 6, 2005 as follows: year 1—30%; year 2—20%; year 3—20%; and year 4—30%.

(8)
The awards indicated represent restricted shares granted to Mr. Pardo on September 6, 2005. These restricted shares cliff vest on September 6, 2011 if Mr. Pardo is still employed with us at such time.

 Option Exercises and Stock Vested

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Andrew B. Cogan	270,366	225,216	219,383	(3)	3,367,626
Barry L. McCabe	—	—	70,650	(4)	1,088,258
Lynn M. Utter	—	—	20,000	(5)	257,600
Arthur C. Graves	—	—	53,452	(6)	847,599
Benjamin A. Pardo	—	—	7,500	(7)	110,850

(1)
The shares acquired on exercise reflected in this table were sold by the named executive officers on the same day as exercise. Accordingly, when calculating the value realized on exercise in this column, we used the actual price at which the shares were sold by the named executive officer. Amounts in this column reflect the difference between the price at which the shares were sold and the applicable exercise price, multiplied by the number of shares acquired on exercise and sold.

(2)
Calculated using the closing price on the applicable vesting dates: April 21, 2010 ($12.88 per share), October 21, 2010 ($14.78 per share), October 22, 2010 ($14.60 per share) and December 13, 2010 ($16.00 per share).

(3)
This amount reflects 85,000 shares which vested on October 21, 2010, 27,716 shares which vested on October 22, 2010 and 106,667 shares which vested on December 13, 2010.

(4)
This amount reflects 25,000 shares which vested on October 21, 2010, 8,316 shares which vested on October 22, 2010 and 37,334 shares which vested on December 13, 2010.

(5)
This amount reflects 20,000 shares which vested on April 21, 2010.

(6)
This amount reflects 5,452 shares which vested on October 22, 2010 and 48,000 shares which vested on December 13, 2010.

(7)
This amount reflects 7,500 shares which vested on October 21, 2010.

Pension Benefits

        The present value of the accumulated benefits for each of the named executive officers shown in the table below reflects the current value of the benefits earned under the Knoll Pension Plan as of December 31, 2010, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal year 2010. In making the calculations below, we assumed that the retirement age for each named executive officer will be the normal retirement age as defined in the plan. The pension benefits that form the basis for the present values of the accumulated benefits shown are calculated using the executive's career compensation, which is defined in the plan as the sum of the executive's compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law.

        Upon the earlier of the 5th anniversary of participation in the plan, or the participant turning age 65, a participant becomes entitled, upon retirement at normal retirement age (age 65, 66 or 67 depending on the participant's date of birth), to a pension benefit of 1.55% of the participant's career compensation.

        Upon retirement, participants in the plan may elect to receive benefits as a life annuity, joint and survivor annuity, or life annuity with a period certain. Early retirement is available for participants age 55 or older with at least 5 years of service. Benefit payments for early retirement may be reduced by 1/2 of 1% for each month's payment before normal retirement age depending on the participant's age and years of service at the time of such early retirement.

        The present values of the pension benefits in the table below are determined using the assumptions we use for financial reporting purposes as of December 31, 2010 (based on a measurement date of December 31, 2010), including a 5.75% discount rate and the RP2000CH mortality table projected to 2013 using scale AA. Please see Note 14 entitled "Pensions and Other Retirement Benefits" in the notes to our audited financial statements included in our 2010 annual report on Form 10-K for a discussion of these assumptions.

2010 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andrew B. Cogan	Knoll Pension Plan	15	165,925	—
Barry L. McCabe	Knoll Pension Plan	15	426,978	—
Lynn M. Utter	Knoll Pension Plan	3	43,463	—
Arthur C. Graves	Knoll Pension Plan	15	430,883	—
Benjamin A. Pardo	Knoll Pension Plan	5	79,548	—

(1)
Amounts in this column are calculated as of the Pension Plan's measurement date ending on December 31, 2010. Amounts in this column assume that benefits are paid in the form of an annuity during the executive's lifetime. Except for Mr. Pardo and Ms. Utter, the number of years of credited service under the Knoll Pension Plan differs from the named executive officers' actual service for Knoll because the Knoll Pension Plan was established on March 1, 1996 and the named executive officers began working at Knoll prior to such date.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Under Employment Agreements

        Mr. Cogan and Ms. Utter are entitled to severance benefits under their respective employment agreements. The agreements may be terminated by us at any time, but if so terminated without "cause," or if we fail to renew the agreements, we must pay termination compensation. We also must pay termination compensation to Mr. Cogan in the event he terminates his employment agreement on account of our breach. In the case of Mr. Cogan, the termination compensation is an amount equal to (i) 200% of his then current base salary, plus (ii) the average of the annual bonuses paid to him for the last two completed fiscal years proceeding the fiscal year of termination. In the case of Ms. Utter, the termination compensation is 100% of Ms. Utter's base salary if she is terminated or if the Company fails to renew her employment agreement. Upon termination for any reason, Mr. Cogan is generally entitled to continued coverage under health, disability and medical benefits for one year from the date of termination. Since they are entitled to these benefits, Mr. Cogan and Ms. Utter are not entitled to any benefits under the Knoll, Inc. severance pay plan discussed below.

        The severance benefits to Mr. Cogan under his employment agreement are triggered upon any of the following events:

  •
  termination by the company (other than for cause, death or disability);

  •
  failure by the company to renew Mr. Cogan's agreement; or

  •
  termination by Mr. Cogan following a material breach by the company under the agreement.

        Cause is defined in Mr. Cogan's agreement as (i) the substantial and continued failure of the executive to perform material duties reasonably required of executive by the board of directors for a period of not less than 30 consecutive days after receiving written notice, (ii) conduct substantially disloyal to us, which conduct is identified in reasonable detail by written notice and which conduct, if susceptible of cure, is not remedied by executive within 30 days of executive's receipt of such notice, (iii) any act of fraud, embezzlement or misappropriation against us, or (iv) the conviction of executive of a felony.

        The portion of the Mr. Cogan's severance amount related to base salary under the employment agreements is payable in twenty-four equal monthly installments following the date of termination and the portion of the severance amounts related to average annual bonuses ("Bonus Severance") is payable in twelve consecutive equal monthly installments following the date of such termination; provided, however, that for purposes of complying with Section 409A of the Internal Revenue Code, the severance amounts shall be paid as follows: (i) the first six monthly installments shall be paid on the six-month anniversary of the date of termination and (ii) the next eighteen monthly installments (six in the case of Bonus Severance amounts) shall be paid in one installment each on the seventh through eighteenth (twelfth in the case of Bonus Severance amounts) monthly anniversary of the date of termination. Mr. Cogan's employment agreement provides for a gross-up for excise tax, if any, under Section 4999 of the Internal Revenue Code.

        The severance benefits to Ms. Utter under her employment agreement are triggered upon any of the following events:

  •
  termination by the company (other than for cause, death or disability);

  •
  failure by the company to renew Ms. Utter's agreement; or

  •
  termination by Ms. Utter in the event that Mr. Cogan ceases to be employed as chief executive officer between January 1, 2010 and December 31, 2015 and Ms. Utter is not appointed by the board of directors as Mr. Cogan's replacement.

        Cause is defined in Ms. Utter's agreement as (i) failure, neglect, or refusal of the executive to perform her duties which failure, neglect or refusal is not corrected within 30 days of her receipt of written notice from the company of such failure, neglect or refusal, (ii) conduct that has the effect of injuring the reputation or business of the company or its affiliates, as determined by the company; (iii) continued or repeated absence from the company, unless such absence is approved or excused; (iv) use of illegal drugs or significant violations of the company's policies and procedures, as determined by the company; (v) conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea by executive of guilty or "nolo contendere" to the charge of a misdemeanor involving moral turpitude or a felony; (vi) the company's reasonable suspicion of the executive's commission of an act of fraud, misappropriation or embezzlement against the company or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to the company, as determined by the company.

        Ms. Utter's severance amounts are payable in 12 equal monthly installments; provided, however, that for purposes of complying with Section 409A of the Internal Revenue Code, the severance amounts are payable as follows: (i) the first six monthly installments shall be paid on the six-month anniversary of the date of termination, and (ii) the next six monthly installments shall be paid in one installment each on the seventh through twelve monthly anniversary of the date of termination.

        Mr. Cogan's employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and two years thereafter. Ms. Utter's employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and one year thereafter.

        Our other named executive officers do not have formal employment agreements or contractual severance benefits. They are, however, entitled to severance benefits under our severance pay plan.

Severance Pay Plan

        Our severance pay plan generally applies to all of our regular full-time or part-time U.S. employees, including our named executive officers (excluding Mr. Cogan and Ms. Utter), who are not covered by a collective bargaining agreement, unless such agreement calls for participation in the plan. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed for business or economic reasons. Effective January 1, 2010, the amount of the severance pay is equal to one week of pay per completed year of service, subject to a minimum of 4 weeks pay and a maximum of 26 weeks pay. The severance pay plan does not cover retirements, failure to return to active employment after a cessation of a disability or termination of a leave of absence, or terminations for misconduct (as defined in the plan). It also does not cover terminations by us in connection with a disability that extended beyond twelve months or terminations in connection with the sale of all or part of us or a subsidiary or other business combination involving us or a subsidiary where (i) the employee is offered a position of comparable pay and responsibility by the purchasing or surviving business (and not required to commute more than 35 miles further) or (ii) the employee accepts employment in any position with the purchasing or surviving business. Employees may receive up to $25,000 of severance benefits under the severance pay plan as a lump sum (to be paid within 60 days of the termination date), with the remainder of the severance benefits to be paid as regular payroll payments.

        All of our named executive officers, other than Mr. Cogan and Ms. Utter, are currently covered by the severance pay plan.

Post-Retirement Medical and Life Insurance Benefits

        We also offer post-retirement medical and life insurance benefits to our employees. To be eligible for coverage, you must (i) be at least 55 years of age and have five years of service and (ii) have at least 75 points (which is defined as your age, plus your years of service). Eligible employees with at least 75 points (but less than 90) are eligible to purchase health benefits (for the employee and his/her spouse) under our health insurance plan, until they turn 65 years of age or are eligible for Medicare coverage, at the premium in effect for the year in which they retire. Eligible employees with at least 90 points, are eligible to purchase health benefits (for the employee and his/her spouse) under our health insurance plan, until they turn 65 years of age or are eligible for Medicare coverage, at 50% of the premium in effect for the year in which they retire. Eligible employees are also provided with $10,000 in life insurance coverage for the remainder of their lives.

Pension Benefits

        Each of our named executive officers participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. All of our named executive officers other than Ms. Utter are fully vested. For a more detailed discussion of their pension benefits see "Executive Compensation—Pension Benefits" above.

        As of December 31, 2010, the estimated annual benefits payable upon normal retirement for each of our named executive officers is as follows: Mr. Cogan ($45,338); Mr. Graves ($45,338); Mr. McCabe ($45,338); Mr. Pardo ($20,847) and Ms. Utter ($11,160).

Change-in-Control Provisions

        Our stock option agreements and restricted stock agreements provide for accelerated vesting upon a change-in-control (as defined therein). In the case of stock options, 100% of the options vest. In the case of restricted stock, the vesting is pro rata and calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests.

Potential Post-Retirement Payments to Named Executive Officers As of December 31, 2010

        Set forth below are the estimated benefits that would be payable to each named executive officer upon various termination of employment and change-in-control triggering events, assuming such events occurred on December 31, 2010. Actual amounts can only be determined upon the actual triggering event.

Andrew B. Cogan.

        If Mr. Cogan's employment was terminated on December 31, 2010 in a manner that triggered the severance payments under his employment agreement, he would be entitled to $2,412,500, which represents 200% of his base salary of $800,000 as of December 31, 2010, and the average of the bonuses paid to him for 2008 and 2009 ($1,250,000 and $375,000, respectively). If Mr. Cogan was terminated for cause or disability, he would not be entitled to benefits under the severance provisions of his employment agreement. Regardless of the reason for Mr. Cogan's termination, he would also be entitled to continued coverage under our health, disability and medical benefits for the greater of (i) the period provided under applicable law or (ii) one year from the date of termination.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Cogan's restricted stock awards, he would also be entitled to pro rata vesting of 14,166 shares of restricted stock. As of December 31, 2010, these restricted shares had a value of $236,997, based on a closing price of $16.73 on December 31, 2010. In addition, Mr. Cogan would be entitled to the accelerated vesting of 112,500 stock options granted to Mr. Cogan on October 20, 2009. These options have an exercise price of $10.24 and, as of December 31, 2010, had a value of $730,125 based on a closing price of $16.73 on December 31, 2009.

        Mr. Cogan would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because he was not at least 55 years of age on December 31, 2010.

        Mr. Cogan's employment agreement provides that the severance benefits provided under that agreement are the only severance benefits that Mr. Cogan is entitled. However, if the severance pay plan was applicable to a termination of Mr. Cogan's employment, he would be credited with 21 years of service and entitled to approximately $323,007.

Barry. L. McCabe.

        If Mr. McCabe's employment was terminated on December 31, 2010, he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Pay Plan, in which case he would be credited with 36 years of service (including time spent with predecessor companies) and entitled to approximately $147,500.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. McCabe's restricted stock awards, he would also be entitled to pro rata vesting of 4,166 shares of restricted stock. As of December 31, 2010, these restricted shares had a value of $69,697, based on a closing price of $16.73 on December 31, 2010. In addition, Mr. McCabe would be entitled to the accelerated vesting of 37,500 stock options granted to Mr. McCabe on October 20, 2009. These options have an exercise price of $10.24 and, as of December 31, 2010, had a value of $243,375 based on a closing price of $16.73 on December 31, 2010.

        Mr. McCabe would also be entitled to early retirement benefits under the Knoll Pension Plan of $45,338 per year and post-retirement medical benefits, pursuant to which he could purchase medical benefits from us until he turns 65 or becomes Medicare eligible for a fixed rate of $466 per month (which represents 50% of the premium costs in effect as of January 1, 2011 (since retirements are effective the first day of the following month)). We would also provide Mr. McCabe with $10,000 in life insurance coverage for the remainder of his life.

Lynn M. Utter.

        If Ms. Utter's employment was terminated on December 31, 2010 in a manner that triggered the severance payments under her employment agreement, she would be entitled to $400,000, which represents 12 months of her base salary of $400,000 as of December 31, 2010. If Ms. Utter was terminated for cause or disability, she would not be entitled to benefits under the severance provisions of her employment agreement.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Ms. Utter's restricted stock awards, she would also be entitled to pro rata vesting of 13,333 shares of restricted stock. As of December 31, 2010, these restricted shares had a value of $223,061, based on a closing price of $16.73 on December 31, 2010. In addition, Ms. Utter would also be entitled to the accelerated vesting of 60,000 stock options granted to her on April 21, 2008 and 56,250 stock options granted to her on October 20, 2009. The October 20, 2009 options have an exercise price of $10.24 and, as of December 31, 2010, had a value of $365,063 based on a closing price of $16.73 on December 31, 2010. The April 21, 2008 options have an exercise price of $13.17 and, as of December 31, 2010, had a value of $213,600 based on a closing price of $16.73.

        Ms. Utter would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because she has not vested under the Plan.

        Ms. Utter's employment agreement provides that the severance benefits provided under that agreement are the only severance benefits that Ms. Utter is entitled. However, if the severance pay plan was applicable to a termination of Ms. Utter's employment, she would be credited with 4 years of service, the minimum under our severance plan, and entitled to severance pay of approximately $30,769.

Arthur C. Graves.

        If Mr. Graves's employment was terminated on December 31, 2010, he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Pay Plan, in which case he would be credited with 21 years of service and entitled to approximately $119,135.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Graves's stock options, Mr. Graves would be entitled to the accelerated vesting of 26,250 stock options granted to Mr. Graves on October 20, 2009. These options have an exercise price of $10.24 and, as of December 31, 2010, had a value of $170,363 based on a closing price of $16.73 on December 31, 2010.

        Mr. Graves would also be entitled to early retirement benefits under the Knoll Pension Plan of $45,338 per year and post-retirement medical benefits, pursuant to which he could purchase medical benefits from us until he turns 65 or becomes Medicare eligible for a fixed rate of $932 per month (which represents 100% of the premium costs in effect as of January 1, 2011 (since retirements are effective the first day of the following month)). We would also provide Mr. Graves with $10,000 in life insurance coverage for the remainder of his life.

Benjamin A. Pardo.

        If Mr. Pardo's employment was terminated as of December 31, 2010 he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Pay Plan, in which case he would be credited with 5 years of service and entitled to approximately $25,481.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Pardo's restricted stock awards, he would be entitled to pro rata vesting of 11,667 shares of restricted stock. As of December 31, 2010, these restricted shares had a value of $195,189, based on a closing price of $16.73 on December 31, 2010. In addition, Mr. Pardo would be entitled to the accelerated vesting of 18,750 stock options granted to Mr. Pardo on October 20, 2009. These options have an exercise price of $10.24 and, as of December 31, 2010, had a value of $121,688 based on a closing price of $16.73 on December 31, 2010.

        Mr. Pardo would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because he was not at least 55 years of age on December 31, 2010.

Compensation Risk

        Our compensation committee conducted a risk-assessment of our compensation programs and practices. This process included: a review of the disclosure requirements contained in Item 402(s) of Regulation S-K; a review of our compensation programs; the identification of features that could potentially encourage excessive or imprudent risk taking of a material nature; a review of our business risks generally, as described in our public filings; the identification and review of additional risks specifically associated with our compensation programs; and the identification and review of factors that mitigate these risks. Based on this process, our compensation committee concluded that our compensation programs and practices are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

 COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2010. Based on the review and discussions, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2010.

        This report is submitted by the compensation committee.

    Jeffrey A. Harris (Chairman)
    Sidney Lapidus
    Sarah E. Nash

TRANSACTIONS WITH RELATED PERSONS

        We recognize that transactions with our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our stockholders. Our Code of Ethics, which is available on our website at www.knoll.com, contains provisions prohibiting certain conflicts of interest, unless such conflicts are disclosed to us and waived in accordance with the waiver provisions of our Code of Ethics. Conflicts involving our directors or executive officers must be reviewed and waived by our audit committee. In addition, our audit committee charter requires that the audit committee approve all related party transactions entered into with any of our directors or executive officers.

Restricted Stock-Tax Withholding

        On each of April 21, 2010, October 21, 2010, October 22, 2010 and December 13, 2010, restricted stock awarded to certain of our named executive officers vested. In connection with these vestings, we withheld vested shares with an aggregate value of $2,315,013 (based on the closing price of our common stock on the trading day prior to vesting) to cover the statutory tax obligations of the named executive officers. For more information on these vestings, see "Option Exercises and Stock Vested" on page 36 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors and officers, as well as any person holding more than 10% of our outstanding common stock, are required to report equity ownership and changes in equity ownership with the Securities and Exchange Commission, pursuant to Section 16 of the Exchange Act. Our records reflect that all reports that were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors has furnished the following report:

        The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee's role and responsibilities are set forth in a charter adopted by the board of directors, which is available on our website at www.knoll.com. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2010, the audit committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management and Ernst & Young LLP, our independent registered public accounting firm;

  •
  Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

  •
  Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Public Company Accounting Oversight Board Rule 3526. The audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

        Based on the audit committee's review of the audited financial statements and discussions with management and Ernst & Young LLP, including meetings held without management present, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Members of our audit committee

John F. Maypole (Chairman)
Stephen F. Fisher
Sarah E. Nash

PROPOSAL 2—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2011. The board of directors proposes that the stockholders ratify this appointment. Although ratification is not required, the board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee, but the audit committee is not required to appoint another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the our company and our stockholders.

        Ernst & Young LLP has audited our financial statements for the fiscal years ended December 31, 1996 through 2010. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2010	2009
Audit Fees(1):	$1,453,361	$1,461,558
Audit-Related Fees(2):	15,000	27,000
Tax Fees:	0	0
All Other Fees:	0	0

Total	$1,468,361	$1,488,558

(1)
Audit Fees includes fees associated with the annual audit and statutory audits required internationally.

(2)
Audit-Related Fees consisted principally of fees related to acquisitions and fees related to SEC filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

        The audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm and pre-approving all audit and permitted non-audit services that may be performed by the independent registered public accounting firm. In recognition of this responsibility, the audit committee has pre-approved compensating Ernst & Young LLP for certain services that they may provide during 2011 based on the specific service or category of service. In addition, the audit committee has delegated authority to its Chairman, John F. Maypole, to approve additional compensation for appropriate miscellaneous services, subject to certain limits depending on the specific service or category of service. Any such approval would be reported to the audit committee at its next meeting.

        For fiscal year 2010 and 2009, all audit and non-audit services described above were pre-approved by the audit committee.

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the audit committee's appointment of the independent registered public accounting firm.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

 PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Securities Exchange Act of 1934, which requires we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the SEC's rules.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are generally designed to provide competitive compensation packages that will attract and retain superior talent, motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance, and align the interests of our executive officers with the long-term interests of our stockholders.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this proxy statement in accordance with the SEC's rules. The vote is advisory, and therefore it is not binding on the company, the compensation committee or our board of directors.

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve this Proposal 3.

        Accordingly, we ask our stockholders to vote on the following nonbinding resolution at the Annual Meeting:

        "RESOLVED, that the company's stockholders approve, on a nonbinding, advisory basis, the compensation of the named executive officers, as disclosed in the company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

 PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Section 14A of the Securities Exchange Act of 1934, as recently added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, also requires that we provide our stockholders with the opportunity to indicate their preference as to how frequently we should seek an advisory vote on executive compensation as disclosed pursuant to the SEC's compensation disclosure rules. The preference is to be indicated through a nonbinding advisory vote that takes place at least once every six years. By voting on this Proposal 4, stockholders may indicate whether they would prefer that we seek future advisory votes on executive officer compensation once every one, two, or three years.

        Our board of directors has determined that an advisory vote on executive compensation that occurs once every year is the most appropriate alternative for the company and therefore our board recommends that you vote for a one-year interval for the advisory vote on executive compensation. In determining to recommend that the stockholders select a frequency of once every year, the board considered how an annual vote will provide our stockholders with an opportunity to express their views on the company's compensation policies, practices and decisions on a frequent basis and enhance the level of dialogue between the company and its stockholders overall. The company recognizes that our stockholders may have different views as to the best approach for the company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

        Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

          "RESOLVED, that the option of once every one year, two years, or three years which receives the highest number of votes cast for this resolution will be the preferred frequency with which the Company is to provide stockholders with the opportunity to vote to approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission."

        The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the preferred frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the board of directors or the company in any way, the board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option receiving the highest number of votes cast by our stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF FOR THE OPTION OF "1 YEAR" AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION AS DISCLOSED PURSUANT TO THE SECURITIES AND EXCHANGE COMMISSION'S COMPENSATION DISCLOSURE RULES.

 OTHER MATTERS

        The board of directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

        To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2012, your proposal must be received no later than November 25, 2011 pursuant to Rule 14a-8 of the Exchange Act. Any such proposal must comply with the proxy rules under the Exchange Act, including Rule 14a-8.

        To be considered for presentation at the Annual Meeting of Stockholders to be held in 2012, although not included in the proxy statement, proposals, including stockholder nominations of candidates for directors, must be made using the procedures set forth in our by-laws and received not less than 90 days nor more than 120 days before the first anniversary of the date of the 2011 Annual Meeting. As a result, any proposal given by a stockholder pursuant to the provisions of our by-laws (other than pursuant to Rule 14a-8) must be received no earlier than January 5, 2012 and no later than February 4, 2012. However, if the date of the 2012 Annual Meeting occurs more than 30 days earlier or more than 60 days after May 5, 2012, notice by the stockholder of a proposal must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting.

        If we do not receive notice by these dates, or if we meet certain other requirements under SEC rules, the persons named as proxies in the proxy materials relating to that meeting may use their discretion in voting the proxies when these matters are raised at the meeting. Stockholder proposals must include the specified information concerning the proposal or nominee as described in our by-laws. All stockholder proposals should be marked for the attention of our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

By Order of the Board of Directors

Michael A. Pollner
 Vice President, General Counsel and Secretary
East Greenville, Pennsylvania
March 25, 2011

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on our website at www.knoll.com and is available in paper form to beneficial owners of our common stock without charge upon written request to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

To elect three directors named in the proxy statement to hold office for a term ending at the 2014 Annual Meeting of Stockholders. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01AR1C 1 U P X + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and “1 YR” on Proposal 4. For Against Abstain 2. To ratify selection of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - Andrew B. Cogan 03 - Sarah E. Nash 1. Election of Directors: For Withhold For Withhold 02 - Stephen F. Fisher For Withhold For Against Abstain 3. To approve the advisory resolution on executive compensation. Annual Meeting Proxy Card IMPORTANT ANNUAL MEETING INFORMATION 1 Yr 2 Yrs 3 Yrs Abstain 4. To recommend, by advisory vote, the frequency of the advisory vote on executive compensation. NNNNNNNNNNNN NNNNNNN 1 1 3 0 3 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK C123456789 MMMMMMMMMMMMMMM

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNOLL, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2011 The undersigned hereby appoints Barry L. McCabe and Michael A. Pollner, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Knoll, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Knoll, Inc. to be held at the offices of Knoll, Inc. at 76 Ninth Avenue, 11th Floor, New York, New York 10011 on Thursday, May 5, 2011 at 9:00 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. To participants in the Knoll Retirement Savings Plan: This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Knoll Retirement Savings Plan. This proxy, when properly executed, will be voted as indicated on the reverse side. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on May 2, 2011, you will be treated as directing the Plan’s Trustee to vote your shares in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND FOR “1 YR” ON PROPOSAL 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 5, 2011: The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Proxy — Knoll, Inc.